Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

The Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman,

The Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman,

The Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman,

The Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman,

The Lazarus S. Heyman Age 50 Trust for Assets Appointed Under

Will of Lazarus S. Heyman,

The Eleanor S. Heyman Age 50 Trust for Assets Appointed Under

 Will of Lazarus S. Heyman,

The Jennifer L. Heyman Age 50 Trust for Assets Appointed Under

 Will of Lazarus S. Heyman,

The Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under

 Will of Lazarus S. Heyman,

The Horizon Holdings Residual Trust,

RFH Investment Holdings LLC,

Ashland Inc.,

and

Ronnie F. Heyman

as Sellers’ Representative.

Dated as of May 30, 2011

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Trademark License Agreement

SCHEDULES

Schedule 1.1(a)	Form of Closing Statement
Schedule 1.1(b)	Pro Rata Share
Schedule 1.1(c)	Knowledge
Schedule 1.1(d)	Scheduled Non-Competes
Schedule 5.17	Letter of Credit Terms
Schedule 5.19	Real Property Transfers

STOCK PURCHASE AGREEMENT, dated as of May 30, 2011, is entered into by and among The Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman, a trust created under the laws of Connecticut, The Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman, a trust created under the laws of Connecticut, The Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman, a trust created under the laws of Connecticut, The Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman, a trust created under the laws of Connecticut, The Lazarus S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, a trust created under the laws of Connecticut, The Eleanor S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, a trust created under the laws of Connecticut, The Jennifer L. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, a trust created under the laws of Connecticut, The Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, a trust created under the laws of Connecticut, The Horizon Holdings Residual Trust, a trust created under the laws of Delaware, RFH Investment Holdings LLC, a Delaware limited liability company (collectively with the foregoing parties, the “Seller Parties” and each a “Seller Party”), Ashland Inc., a Kentucky corporation (“Buyer”), and Ronnie F. Heyman, an individual as representative of the Seller Parties in accordance with Section 2.5.  Each of Buyer and each of the Seller Parties may be referred to herein as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, International Specialty Products Inc., a Delaware corporation (“ISP”) and its Subsidiaries (collectively, together with ISP, the “Companies” and each of ISP and its Subsidiaries, a “Company”) are engaged in the business of manufacturing, supplying, distributing, marketing and selling chemicals that enhance product performance for a wide variety of personal care, pharmaceutical, beverage, biocides, plastics, tire and rubber and other applications and related technologies and conducting research and development activities related to such products, applications and technologies (collectively, as conducted by the Companies, the “Business”);

WHEREAS, the Seller Parties are the record and beneficial owners of, in the aggregate, all of the outstanding shares of common stock of ISP, par value $0.01 per share (the “Shares”); and

WHEREAS, the Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, the Shares, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1      Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For the avoidance of doubt, each of the Companies shall be deemed for purposes of this Agreement to be an Affiliate of the Seller Parties prior to the Closing and an Affiliate of Buyer from and after the Closing.

“Agreed Actuarial Principles” means the actuarial assumptions and methods used to determine the PBO and the APBO under GAAP (or, if applicable IFRS) for the ISP Financial Statements or ISP Chemco Audited Financial Statements, as applicable, in each case, for the fiscal year ended December 31, 2010, except that the discount rate used for purposes of such determinations shall be the discount rate as of the Closing Date, determined by the Companies’ actuary in accordance with the same methodology used by the Companies’ actuary to determine the PBO and the APBO for purposes of the ISP Financial Statements or the ISP Chemco Audited Financial Statements, as applicable, in each case, for the fiscal year ended December 31, 2010.

“Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means collectively the Transition Services Agreement, the Trademark License Agreement and the Wayne Lease.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere.

“APBO” has the meaning set forth in the definition of Unfunded Liability.

“Benefit Plans” means, collectively, (A) all “employee benefit plans” within the meaning of Section 3(3) of ERISA and all other bonus, incentive compensation, pension, deferred compensation, profit sharing, retirement, equity or equity-based compensation, retention, change in control, severance, termination, death benefit, disability, vacation, hospitalization, medical insurance or other compensation or benefit plans, programs, policies or arrangements, in each case, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Companies or any Commonly Controlled Entity, in each case for the benefit of any current or former directors, officers, employees, independent contractors or consultants of the Companies, or any other compensation or benefit plan, program, policy or arrangement under which any of the Companies has any liability and (B) all employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change in control or termination agreements or arrangements between any of the Companies, on the one hand, and any current or former director, officer, employee, independent contractor or consultant of the Companies, on the other hand, other than, in each case under clauses (A) and (B), any compensation or benefit plan, program, policy, agreement or arrangement mandated by applicable Law.  For the avoidance of doubt, collective bargaining agreements and other labor union Contracts to which the Companies are parties are excluded from the definition of Benefit Plan.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Companies.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered to the Seller Parties by Buyer prior to the execution and delivery of this Agreement by the Seller Parties.

“Buyer Fee” has the meaning set forth in Section 8.2(b).

“Buyer Financing” has the meaning set forth in Section 4.10(b).

“Buyer Fundamental Representations and Warranties” has the meaning set forth in Section 7.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Governmental Entity that are required to be and are listed on Section 4.4 of the Buyer Disclosure Schedule.

“Cap” has the meaning set forth in Section 7.4(c).

“Cash and Cash Equivalents” means the sum of the fair market value (if denominated in a currency other than United States dollars, expressed in United States dollars calculated based on the relevant currency exchange rate in effect on the Closing Date (as published in The Wall Street Journal, unless such currency exchange rate is not published in the Wall Street Journal on the Closing Date, in which case, as published on http://www.oanda.com or a similar website or publication as may be agreed upon by the Sellers’ Representative and Buyer)) of all cash and cash equivalents (including checks, money orders, marketable securities, short-term instruments and investments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Government Entity) of the Companies as of the applicable time.

“Change” means an effect, event, change, occurrence or development.

“Change in Control Payment” means the aggregate amount of all change in control, bonus or other incentive compensation, termination, severance or other similar payments (including payments in respect of any Company Incentive Units as described in Section 5.15) that are payable by any of the Seller Parties or the Companies to any director, officer, Employee, individual independent contractor or individual consultant of the Companies as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the Transactions, together with 65% of any employer-paid portion of any employment and payroll taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing Date; provided that the Change in Control Payment shall not include (i) any termination or severance payment that is payable after the Closing Date to any Employee other than an Executive, the amount of which is not increased as a result of the execution and delivery of this Agreement or the consummation of the Transactions, and (ii) any severance payment that is payable after the Closing Date to any Executive pursuant to such Executive’s Transaction Letter, unless such Executive’s employment terminates within six months after the Closing Date and, as a result of such termination, such Executive is entitled to a severance payment under such Executive’s Transaction Letter, in which event, the Change in Control Payment shall include an amount equal to the excess of (x) the amount of the severance actually payable to such Executive due to the Executive’s termination of the employment under such Executive’s Transaction Letter, over (y) the amount of severance that such Executive would have received under the Benefit Plan set forth in Schedule 5.6(a) of the Seller Disclosure Schedule had such Benefit Plan been applicable to such Executive’s termination of employment.  For purposes of this definition, “Executive” shall mean any one of the ten (10) Employees who are parties to a Transaction and Incentive Letter Agreement disclosed on Schedule 3.13(g) of the Seller Disclosure Schedule (each such letter, a “Transaction Letter”).

“Change in Control Payment Adjustment Consultation Period” has the meaning set forth in Section 2.12(e).

“Change in Control Payment Adjustment Review Period” has the meaning set forth in Section 2.12(b).

“Change in Control Payment Threshold” means $67,400,000.

“Chosen Courts” has the meaning set forth in Section 9.8.

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” means the closing of the Transactions that are the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meanings set forth in the Recitals.

“Company Governmental Authorizations” has the meaning set forth in Section 3.14(a).

“Company Intellectual Property” has the meaning set forth in Section 3.16(b).

“Company Incentive Units” has the meaning set forth in Section 3.13(i).

“Company Incentive Unit Award” means each award of Company Incentive Units.

“Company Real Property” has the meaning set forth in Section 3.20(a).

“Commonly Controlled Entity” means any person or entity that, together with any of the Companies, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Confidentiality Agreement” means the non-disclosure agreement between ISP and Buyer, dated as of November 11, 2010.

“Continuing Intercompany Agreements” means those Intercompany Agreements listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Contracts” means any agreement, contract, lease, sublease, purchase order, bond, debenture, note, mortgage, indenture, guarantee, permit, concession, franchise or other instrument, arrangement, commitment, license, understanding, undertaking that is legally binding on the parties thereto; whether written or oral; including all amendments thereto; provided, however, for the purposes of this Agreement, Contracts do not include Benefit Plans.

“Current Assets” means those categories of “current assets” that are included in the balance sheet line items specifically identified in the Form of Closing Statement set forth on Schedule 1.1(a), without duplication, as determined in accordance with GAAP applied in a manner consistent with the preparation of the balance sheets included in the ISP Financial Statements, but excluding all Cash and Cash Equivalents, all current assets that relate to Taxes, Excluded Contracts, Excluded Properties and Excluded Subsidiaries.

“Current Liabilities” means those categories of “current liabilities” that are included in the balance sheet line items specifically identified in the Form of Closing Statement set forth on Schedule 1.1(a), without duplication, as determined in accordance with GAAP applied in a manner consistent with the preparation of the balance sheets included in the ISP Financial Statements, but excluding all current liabilities that constitute Indebtedness, all liabilities that relate to Taxes, Excluded Liabilities and Excluded Subsidiaries.

“Deductible” has the meaning set forth in Section 7.4(a)(i).

“Designated Purpose” has the meaning set forth in Section 2.5(a).

“EC Merger Regulation” means any applicable requirements under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Employee” means any current or former employee or officer of the Companies.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, restriction (including restrictive covenants or deed restrictions in connection with environmental or remedial obligations), lease, sublease, right of way, right of refusal or offer, claim, restriction on transfer, restriction on voting or other similar restriction, including any voting agreement or proxy.

“Environmental Law” means any Law, Governmental Authorization or binding directive, agreement, consent order or consent decree with any Governmental Entity concerning pollution or the protection of the environment (including natural resources, threatened or endangered species, indoor or ambient air, surface water, groundwater, drinking water supplies, creek, stream or river sediments, marsh or wetlands and surface or subsurface land or soil) or human health (as it relates to exposure to Hazardous Material), including any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, disposal, remediation, Release or threatened Release of, or exposure to, any Hazardous Material, but excluding any Laws to the extent relating to products liability.

“Environmental Permit” means any permit, approval, identification number, license, registration (including chemical or product registration), waiver or other authorization required under any applicable Environmental Law.

“Equity Equivalents” means any securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, any Person that are linked to, or the value of which is based upon or derived from, the value of, or distributions on, any class of capital stock, the stockholders’ equity of or, other equity or voting interests in, such Person (including, without limitation, the Company Incentive Units).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Change in Control Payment” has the meaning set forth in Section 2.3(a).

“Estimated Net Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(b).

“Estimated Statement” has the meaning set forth in Section 2.3(a).

“Estimated Swap Termination Costs” has the meaning set forth in Section 2.3(a).

“Estimated Unfunded Liability” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Excluded Contracts” means those Contracts set forth in Section 1.7(g) of the Seller Disclosure Letter.

“Excluded Liabilities” has the meaning set forth in Schedule 5.19.

“Excluded Properties” has the meaning set forth in Schedule 5.19.

“Excluded Subsidiary” means each Person listed in Section 1.1(b) of the Seller Disclosure Schedule.

“Final Change in Control Payment” has the meaning set forth in Section 2.12(f).

“Final Change in Control Payment Statement” has the meaning set forth in Section 2.12(f).

“Final Net Indebtedness” has the meaning set forth in Section 2.4(f).

“Final Statement” has the meaning set forth in Section 2.4(f).

“Final Swap Termination Costs” has the meaning set forth in Section 2.4(f).

“Final Unfunded Liability” has the meaning set forth in Section 2.11(f).

“Final Unfunded Liability Statement” has the meaning set forth in Section 2.11(f).

“Final Working Capital” has the meaning set forth in Section 2.4(f)

“Financial Statements” means the ISP Financial Statements and the ISP Chemco Financial Statements.

“Financing Commitment” has the meaning set forth in Section 4.10(b).

“Financing Source Breach” means that, on the date on which the Closing is required to occur pursuant to Section 2.6, the Financing Sources are in breach of their obligations to make available to Buyer the full amount of the Buyer Financing pursuant to the Financing Commitment (or if definitive agreements have been entered into in connection with the Buyer Financing, such definitive agreements).

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide the Buyer Financing or other alternative financing as permitted by this Agreement in connection with the transactions contemplated hereby and any arrangers thereof, including the parties to the Financing Commitment and in any joinder agreements, credit agreements or other financing agreements relating thereto.  For purposes of Sections 8.2(a), 8.2(d), 9.3 (No Assignment or Benefit to Third Parties) and 9.8 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), “Financing Sources” shall also include any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any Financing Source.

“Foreign Benefit Plan” has the meaning set forth in Section 3.13(a).

“Foreign Employee” means each Employee residing outside of the United States of America.

“Fundamental Representations and Warranties” has the meaning set forth in Section 7.1.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and prepayment premiums payable with respect to any Indebtedness of the Companies (provided that only clauses (a), (b), (c), (e), (g) and (j) of the definition of “Indebtedness” shall be considered to be “Indebtedness” for purposes of this definition).  Notwithstanding the foregoing, “Funded Indebtedness” shall not include (i) any obligations of the Companies (x) included in Final Working Capital or (y) for Excluded Liabilities, (ii) Swap Termination Costs, Change in Control Payments or Unfunded Liabilities, (iii) any Guarantees (provided there is no outstanding demand for payment thereunder) or (iv) any obligations of the Companies as an account party in respect of letters of credit and bankers’ acceptances (provided there is no outstanding demand for payment thereunder).

“GAAP” means United States generally accepted accounting principles.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any Antitrust Law or other similar Law including the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission and the European Commission.

“Governmental Authorizations” means all licenses, permits, registrations (including chemical or product registrations) certificates and other authorizations and approvals issued by or obtained from a Government Entity, including Environmental Permits.

“Government Entity” means any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction.

“Guarantee” of or by any Person means any legally binding obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any legally binding obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the Ordinary Course.

 “Hazardous Material” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant (or words of similar import), or is otherwise regulated, by any Government Entity, including mercury and other metals, dioxin, volatile organic compounds, petroleum and all by-products or derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the Ordinary Course of Business consistent with past practice, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than trade credit incurred in the Ordinary Course of Business consistent with past practice), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.  The Indebtedness of any Person shall include all Indebtedness of any partnership in which such Person is a general partner to the extent the general partner is liable for such Indebtedness, and then only to the extent of such portion of the Indebtedness for which such person is liable.

“Indemnified Parties” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Independent Accountant” has the meaning set forth in Section 2.4(f).

“Independent Actuary” has the meaning set forth in Section 2.11(f).

“Initial Change in Control Payment” has the meaning set forth in Section 2.12(a).

“Initial Change in Control Payment Statement” has the meaning set forth in Section 2.12(a).

“Initial Net Indebtedness” has the meaning set forth in Section 2.4(a).

“Initial Statement” has the meaning set forth in Section 2.4(a).

“Initial Swap Termination Costs” has the meaning set forth in Section 2.4(a).

“Initial Unfunded Liability” has the meaning set forth in Section 2.11(a).

“Initial Unfunded Liability Statement” has the meaning set forth in Section 2.11(a).

“Initial Working Capital” has the meaning set forth in Section 2.4(a).

“Insurance Policies” has the meaning set forth in Section 5.8.

“Intellectual Property” means (a) United States federal, state and foreign trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, whether registered or not registered, and all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby, (b) United States and foreign patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions, reexaminations  and reissues (whether or not patents are issued on such applications), (c) Trade Secrets, (d) works of authorship and the copyrights therein, whether or not registered, recognized by the United States or foreign copyright laws, and the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof (including copyrights in web pages and computer software programs, including all source code, object code and documentation related thereto (other than standard, off-the-shelf desktop computer software) and (e) the right to sue and collect damages for past infringement or dilution with respect to any of the foregoing.

“Intercompany Agreements” means Contracts between any of the Seller Parties or any of their respective Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand.

“Interest Rate” means an interest rate per annum equal to the average of the United States 3-Month Treasury bill rate, as available on Bloomberg ticker “USGG3M <Index>“, or, if such information is no longer available from Bloomberg, as available from a comparable internationally recognized source agreed upon in good faith between Buyer and Sellers’ Representative.

“Interim Change in Control Payment Adjustment” has the meaning set forth in Section 2.3(b)(v).

“Interim Swap Termination Costs Adjustment” has the meaning set forth in Section 2.3(b)(iii).

“Interim Unfunded Liability Adjustment” has the meaning set forth in Section 2.3(b)(iv).

“IRS” means the U.S. Internal Revenue Service and any successor agency or entity thereto.

“ISP” has the meaning set forth in the Recitals.

“ISP Chemco” has the meaning set forth in Section 3.10(a).

“ISP Chemco Audited Financial Statements” has the meaning set forth in Section 3.10(a).

“ISP Chemco Financial Statements” has the meaning set forth in Section 3.10(a).

“ISP Chemco Unaudited Financial Statements” has the meaning set forth in Section 3.10(a).

“ISP Financial Statements” has the meaning set forth in Section 3.10(a).

“ISRA” has the meaning set forth in Section 5.3(a).

“Knowledge” or any similar phrase means (a) with respect to any Seller Party or any Affiliate thereof, the actual knowledge of the persons listed on Schedule 1.1(c)(i) to this Agreement and (b) with respect to Buyer or any Affiliate thereof, the actual knowledge of the persons listed on Schedule 1.1(c)(ii) to this Agreement, in each case, subject to the subject matter limitations set forth therein.  Notwithstanding the foregoing, any of the foregoing persons charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should reasonably have known of such matter.

“Law” means any law, statute, ordinance, rule, regulation, directive, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Leased Property” or “Leased Properties” have the meaning set forth in Section 3.20(a).

“Liabilities” of any Person means any and all debts, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Linden Property” has the meaning set forth in Schedule 5.19.

“Linden Transferee” has the meaning set forth in Schedule 5.19.

“Long-Term Incentive Plans” shall mean ISP’s 2000 Long-Term Incentive Plan, 2003 Executive Long-Term Incentive Plan, 2007 “N” Long-Term Incentive Plan and 2007 “O” Long-Term Incentive Plan, each as they may have been amended prior to the date hereof.

“Losses” means, with respect to any Indemnified Party, any and all losses, liabilities, claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after Closing (together with all reasonably incurred cash disbursements, costs and expenses, including costs of investigation, defense and appeal and reasonable attorneys’ and consultants’ fees and expenses), whether or not involving a Third Party Claim.

“Material Adverse Effect” means a Change that is materially adverse to the business, assets, financial condition or results of operations of the Companies, taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur:  (a) any Change or prospective Change in Law or accounting standards (including GAAP) or interpretations or the enforcement thereof applicable to any of the Companies or the Business, (b) any Change in U.S. or foreign economic, political or business conditions or financial, credit, debt or securities market conditions generally, including Changes in interest rates, exchange rates, commodity prices and fuel costs, (c) Changes generally affecting any of the industries, industry sectors or geographic sectors in which any of the Companies or the Business operates, (d) any Change resulting or arising from the execution or delivery of the Agreement or the Ancillary Agreements, the consummation of the Transactions, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators) (the exclusion in this clause (d) shall be disregarded for purposes of the Companies’ representations and warranties set forth in Section 3.7 and Section 3.8, including for purposes of determining the accuracy of the representations and warranties set forth in Section 3.7 and Section 3.8 pursuant to Section 6.2(a)), (e) any Change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (f) any Change resulting or arising from (1) the taking of, or the failure to take, any action by any of the Seller Parties, their respective Affiliates or any of the Companies (x) required or otherwise contemplated by this Agreement (excluding any requirement that the Companies conduct the Business in the Ordinary Course of Business) or (y) consented to or requested by Buyer in writing or (2) the failure to take any action that the Seller Parties, their respective Affiliates or the Companies have requested the consent of Buyer to take and which Buyer did not grant its consent with respect thereto, (g) any change in the credit rating of any of the Companies (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Change underlying such change in credit rating constitutes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (a) – (f) and (h)) or (h) any failure by the Seller Parties, any of the Companies or the Business to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Change underlying such failure constitutes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (a) – (g)); provided, further, that any Change referred to in clauses (a), (b), (c) or (e) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Change has a materially disproportionate adverse effect on the Companies, taken as a whole, as compared to other participants in the industries in which the Companies operate.

“Material Contracts” means any Contract, other than the Excluded Contracts, in effect on the date hereof to which any of the Companies is a party or which any of the Companies or their assets are bound by:

(a)     under which any of the Companies is a purchaser of goods or services and that provides for, or would reasonably be expected to result in, aggregate payments by or on behalf of any of the Companies in excess of $10 million, per annum, during the remaining term thereof (based on ISP’s good-faith estimate taking into account payments during the calendar year 2010), unless such Contract is terminable (including termination of all future obligations of such Company thereunder) by such Company without payment of penalty or premium on thirty (30) days’ or less notice;

(b)     under which any of the Companies is a supplier of goods or services and that provides for, or would reasonably be expected to result in, the receipt by any of the Companies of any payments in excess of, or any property with a fair market value in excess of, $10 million, per annum, during the remaining term thereof (in each case, based on ISP’s good-faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2010);

(c)     that contains (i) any “non-solicitation”, “most favored nation” or similar provision that restricts any of the Companies (or any of their Affiliates) or (ii) any non-competition arrangement that limits the ability of any of the Companies (or any of their Affiliates) to compete in any line of business, geographic area or with any other Person, or which requires referrals of business, or which limits or restricts the ability of any of the Companies (or any Affiliate thereof) to solicit clients;

(d)     that grants any of the Companies an equity interest in, or creates, or pursuant to which any of the Companies has entered into, any partnership or joint venture or similar arrangement;

(e)     that is a Material Lease;

(f)      evidencing or related to (i) any Indebtedness in excess of $1 million, including any Guarantee, (ii) any loan, advance, capital contribution to, or investment in, another Person (other than one of the Companies and other than extensions of trade credit in the Ordinary Course) in excess of $1 million or (iii) any currency exchange, interest rate exchange, commodity exchange or any similar Contract with a fair market value in excess of $1 million;

(g)     for capital expenditures or the acquisition or construction of fixed assets which require aggregate future payments in excess of $3 million over the remaining life of such Contract;

(h)     to the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise) that (i) has not been consummated or (ii) provides for indemnification of any Person that could reasonably be expected to require payments by the Companies in excess of $2 million;

(i)      for a power of attorney other than a power of attorney given in the Ordinary Course of Business;

(j)      that is with any Government Entity for the purchase of goods and/or services from, or the sale of goods and/or services by, any of the Companies which would reasonably be expected to result in payments to or from ISP or any of its Subsidiaries in excess of $1 million per annum;

(k)     that contains an exclusive dealing arrangement that would not be reasonably expected to result in payments that are reasonably expected to exceed $2 million during the calendar year 2011 (based on ISP’s good-faith estimate taking into account payments during the calendar year 2010);

(l)      relating to the settlement of any claim pursuant to which there are still outstanding material monetary obligations of any of the Companies or that imposes material operating restrictions on any of the Companies;

(m)    the Scheduled Non-Competes; and

(n)     that is with any Affiliate of any of the Companies, any of the Seller Parties or any of their respective  Affiliates.

“Material Customers” has the meaning set forth in Section 3.25.

“Material Detriment” has the meaning set forth in Section 5.3(d).

“Material Lease” is a lease agreement, as the same may have been amended from time to time, relating to a Material Leased Property.

“Material Leased Property” has the meaning set forth in Section 3.20(a).

 “Mini-Basket” has the meaning set forth in Section 7.4(b)(i).

“Moody’s” means Moody’s Investor Services, Inc. (or any successor thereto).

“Most Recent Balance Sheet” means the audited consolidated balance sheet of ISP and its Subsidiaries (including Excluded Subsidiaries) as of December 31, 2010.

“Multiemployer Plan” means any plan described under Section 3(37) of ERISA.

“Net Indebtedness” as of a specified time means an amount equal to (x) the aggregate Funded Indebtedness of the Companies at such time minus (y) the aggregate Cash and Cash Equivalents of the Companies at such time.

“New Plan” has the meaning set forth in Section 5.6(d).

“NJDEP” has the meaning set forth in Section 5.3(a).

“Notice of Change in Control Payment Adjustment Disagreement” has the meaning set forth in Section 2.12(d).

“Notice of Purchase Price Adjustment Disagreement” has the meaning set forth in Section 2.4(d).

“Notice of Unfunded Liability Adjustment Disagreement” has the meaning set forth in Section 2.11(d).

“Notice Period” has the meaning set forth in Section 7.5(a).

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with the Companies’ normal day-to-day customs, practices and procedures.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Property” or “Owned Properties” have the meaning set forth in Section 3.20(a).

“PBO” has the meaning set forth in the definition of Unfunded Liability.

“Permitted Encumbrances” means, with respect to the Companies, (a) Encumbrances disclosed in the Most Recent Balance Sheet, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course which would not materially impair the operation of the Business, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) with respect to real property, (A) easements, licenses, servitudes, covenants, rights-of-way or other similar restrictions, (B) any conditions that may be shown by a current accurate survey or physical inspection of any Company Real Property, (C) zoning, building, subdivision or other similar requirements or restrictions and (D) the terms and provisions of the leases with respect to the Leased Property and liens on the respective landlords’ interests encumbering any Leased Property; provided, however, that none of the items described in clauses (A), (B) or (C) above, individually or in the aggregate, materially impairs or would reasonably be expected to materially impair, the continued use and operation of the property as currently used or operated, (e) Encumbrances under applicable securities laws and (f) Encumbrances identified in Section 1.1(c) of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(h).

“Post-Closing Unfunded Liability Adjustment” has the meaning set forth in Section 2.11(h).

“Post-Closing Period” means all taxable periods that begin after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Period” means all taxable periods that end on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” with respect to each Seller Party means the percentage set forth next to such Seller Party’s name on Schedule 1.1(b) to this Agreement, which schedule may be updated by the Seller Parties acting jointly at any time so long as the percentages set forth on the updated schedule, in the aggregate, equal 100%.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Adjustment Consultation Period” has the meaning set forth in Section 2.4(e).

“Purchase Price Adjustment Review Period” has the meaning set forth in Section 2.4(b).

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into or through the environment (including natural resources, threatened or endangered species, indoor or ambient air, surface water, groundwater, drinking water supplies, creek, stream or river sediments, marsh or wetlands and land surface or subsurface strata or soil).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, or conduct any response, removal, monitoring or corrective action with respect to Hazardous Materials, whether or not undertaken in connection with any order or demand of any Governmental Authority.

“Required Information” has the meaning set forth in Section 5.12(a).

“S Election” has the meaning set forth in Section 3.12(a).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (or any successor thereto).

“Scheduled Non-Competes” means those Contracts listed in Schedule 1.1(d) to this Agreement.

“Section 280G Payments” has the meaning set forth in Section 5.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by the Seller Parties prior to the execution and delivery of this Agreement by Buyer.

“Seller Fundamental Representations and Warranties” has the meaning set forth in Section 7.1.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings that are required to be and are listed on Section 3.7(a) and/or Section 3.7(b) of the Seller Disclosure Schedule.

“Sellers’ Representative” has the meaning set forth in Section 2.5(a).

“Shares” has the meaning set forth in the Recitals.

“Solvent” has the meaning set forth in Section 4.11.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to ISP, any Person whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by ISP or one or more Subsidiaries, except for each Excluded Subsidiary.

“Sufficient Rights” with respect to any asset, property or right, means rights in or to such asset, property or right sufficient to permit the operation of the Business immediately after the Closing in the same manner as currently conducted.

“Swap Termination Costs” means, in respect of the Companies’ interest rate, currency or other hedging agreements in effect as of the applicable time, the aggregate termination value or obligation determined in accordance with the documentation therefore, after taking into account the effect of any legally enforceable netting arrangements relating thereto.

“Swap Termination Costs Threshold” means $50,000,000.

“Target Working Capital” means $382,000,000.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 5.5(a)(ix).

“Tax Contest” has the meaning set forth in Section 5.5(a)(ix).

“Tax Return” means any return, report, declaration, claim for refund, estimate, election, information statement or bill relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, profits, windfall profits, value added, severance, occupation, premium, environmental (including Taxes under Section 59A of the Code), occupancy, property, production, sales, use, custom, duty, license, excise, franchise, registration, capital stock, stamp, transfer, alternative or add-on minimum, estimated, employment, unemployment insurance, social security (or similar), workmen’s compensation, disability, payroll, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (ii) a contractual obligation to indemnify any Person.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Trade Secrets” means trade secrets, know-how, confidential and proprietary business information or other confidential and proprietary information (including concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, methods, technical data and databases, discoveries, inventions, rights in research and development, formulas, modifications, extensions, improvements and other confidential and proprietary rights) and all similar confidential and proprietary information protected by the common law or legislation based on the Uniform Trade Secrets Act or other similar legislation.

“Trademark License Agreement” means the Trademark License Agreement by and between ISP Investments Inc., ISP Minerals Investments LLC and for the purposes of Section 2 thereof, ISP Minerals Inc., to be executed and delivered immediately prior to the Closing substantially in the form attached hereto as Exhibit B.

“Transactions” means the purchase and sale of the Shares pursuant to this Agreement and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.5(b).

“Transition Services Agreement” means the Transition Services Agreement between Buyer or ISP, on the one hand, and an Affiliate of the Seller Parties, on the other hand, to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit A.

“Treasury” means the U.S. Department of the Treasury.

“Unfunded Liability” means, with respect to (x) all Benefit Plans subject to Section 412 of the Code or Title IV of ERISA (or Benefit Plans subject to any comparable provision under applicable non-U.S. law, including, without limitation, the defined benefit retirement plan maintained by ISP Marl GmbH), (y) all Benefit Plans that are nonqualified defined benefit retirement plans including, without limitation, the Executive Retirement Plan and the Supplemental Executive Retirement Plan and (z) all Benefit Plans that provide retiree or post-employment health, medical or other welfare or life insurance benefits, the excess of (i) the aggregate Projected Benefit Obligation (“PBO”) or Accumulated Postretirement Benefit Obligation (“APBO”) (as applicable) with respect to all such Benefit Plans determined as of the applicable date in accordance with the Agreed Actuarial Principles over (ii) the aggregate fair market value of the assets of such Benefit Plans (determined as of the applicable date) allocable to such PBO or APBO (as applicable) under such Benefit Plans.

“Unfunded Liability Adjustment Consultation Period” has the meaning set forth in Section 2.11(e).

“Unfunded Liability Adjustment Review Period” has the meaning set forth in Section 2.11(b).

“Unfunded Liability Threshold” means $29,709,000.

“US Benefit Plan” has the meaning set forth in Section 3.13(a).

“US Employee” means each Employee residing within the United States of America.

“Wayne Lease” has the meaning set forth in Schedule 5.19.

“Wayne Property” has the meaning set forth in Schedule 5.19

“Wayne Transferee” has the meaning set forth in Schedule 5.19

“Working Capital” as of a specified time means an amount equal to (a) the consolidated Current Assets of the Companies at such time minus (b) the consolidated Current Liabilities of the Companies at such time.

Section 1.2       Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3       Other Definitional Provisions.  Unless the express context otherwise requires:

(a)     The word “day” means calendar day;

(b)     the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)     the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d)     the terms “Dollars” and “$” mean United States Dollars;

(e)     references herein to a specific Section, Subsection, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Schedules or Exhibits of this Agreement;

(f)      wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)     references herein to any gender include the other gender;

(h)     references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i)      the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(j)      the word “or” shall not be exclusive;

(k)     except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

PURCHASE AND SALE

Section 2.1       Purchase and Sale.  On the terms and subject to the conditions set forth herein, at the Closing, each of the Seller Parties agrees to sell all of such Seller Party’s Shares and Buyer agrees to buy from each such Seller Party all such Seller Party’s Shares.  At the Closing, each of the Seller Parties shall convey, transfer, assign and deliver to Buyer all of such Seller Party’s Shares, free and clear of all Encumbrances (other than those arising pursuant to this Agreement or any Ancillary Agreement or created by actions of Buyer or any of its Affiliates (other than the Companies prior to Closing)).

Section 2.2       Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Shares, Buyer shall pay to the Sellers’ Representative, as agent for the Seller Parties, an aggregate amount in cash equal to $3,200,000,000, which amount shall be adjusted pursuant to Section 2.3, Section 2.4, Section 2.11 and Section 2.12 (as finally determined pursuant to Section 2.3, Section 2.4, Section 2.11 and Section 2.12, the “Purchase Price”).  The Purchase Price shall be paid in the manner specified in Section 2.3, Section 2.4, Section 2.11 and Section 2.12.

Section 2.3       Payments at Closing.

(a)     On or prior to the third Business Day prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a statement prepared by the Sellers’ Representative in good faith (the “Estimated Statement”) calculating and setting forth estimates of the following amounts, in each case as of the most recent fiscal month end of the Companies prior to the Closing Date for which financial statements of the Companies have been prepared by the Companies in the Ordinary Course of Business:  (a) the estimated Working Capital (the “Estimated Working Capital”), (b) the estimated Net Indebtedness (the “Estimated Net Indebtedness”), (c) the estimated Swap Termination Costs (the “Estimated Swap Termination Costs”), (d) the estimated Unfunded Liability (the “Estimated Unfunded Liability”), and (e) the estimated Change in Control Payment (the “Estimated Change in Control Payment”).  The Estimated Statement shall be accompanied by a worksheet setting forth in reasonable detail how the amounts included therein were calculated.

(b)     The amount in cash specified in Section 2.2 shall be adjusted as follows (such amount, as so adjusted, the “Estimated Purchase Price”):

        (i)  (x) increased, if the Estimated Working Capital minus the Target Working Capital is a positive number, on a dollar-for-dollar basis by the amount equal to the Estimated Working Capital minus the Target Working Capital or (y) decreased, if the Estimated Working Capital minus the Target Working Capital is a negative number, on a dollar-for-dollar basis by the amount equal to the Target Working Capital minus the Estimated Working Capital;

        (ii)     (x) increased, if the Estimated Net Indebtedness is a negative number, on a dollar-for-dollar basis by the amount equal to the absolute value of the Estimated Net Indebtedness or (y) decreased, if the Estimated Net Indebtedness is a positive number, on a dollar-for-dollar basis by the amount equal to the Estimated Net Indebtedness;

        (iii)    decreased, if the Estimated Swap Termination Costs exceed the Swap Termination Costs Threshold, on a dollar-for-dollar basis by such excess amount (such amount, if any, the “Interim Swap Termination Costs Adjustment”);

        (iv)    decreased, if the Estimated Unfunded Liability exceeds the Unfunded Liability Threshold by a dollar amount equal to the product of (x) 0.65 multiplied by
(y) such excess amount (such amount, if any, the “Interim Unfunded Liability Adjustment”); and

        (v)     decreased, if the Estimated Change in Control Payment exceeds the Change in Control Payment Threshold, on a dollar-for-dollar basis by such excess amount (such amount, if any, the “Interim Change in Control Payment Adjustment”);

(c)     At the Closing Buyer shall pay an amount in cash by wire transfer of immediately available funds equal to the Estimated Purchase Price which shall be deposited to an account designated by Sellers’ Representative, as agent for the Seller Parties, at least two (2) Business Days prior to the Closing (each Seller Party being entitled to receive a portion of such amount in accordance with Section 2.10).

(d)     Notwithstanding anything in this Agreement to the contrary, each of Buyer and the Seller Parties shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Buyer or the Seller Parties, as applicable, reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Buyer or the Seller Parties, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Section 2.4       Adjustment to Payment at Closing.

(a)     Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Initial Statement”) calculating and setting forth (i) the actual Working Capital (the Working Capital amount calculated and set forth on such Initial Statement, the “Initial Working Capital”), (ii) the actual Net Indebtedness (the Net Indebtedness amount calculated and set forth on such Initial Statement, the “Initial Net Indebtedness”) and (iii) the actual Swap Termination Costs (the Swap Termination Costs amount calculated and set forth on such Initial Statement, the “Initial Swap Termination Costs”), in each case, as of 12:01 a.m. on the Closing Date, which statement shall include a worksheet setting forth in reasonable detail how such amounts were calculated.  If Buyer does not deliver the Initial Statement to Sellers’ Representative within ninety (90) days following the Closing Date, then Sellers’ Representative may prepare and present the Initial Statement to Buyer within an additional ninety (90) days thereafter.  If Sellers’ Representative elects to prepare the Initial Statement in accordance with the immediately preceding sentence, all references in Section 2.4(b), (d) and (f) to Sellers’ Representative and Buyer, respectively, shall be deemed to be references to Buyer and Sellers’ Representative, respectively.

(b)     During the thirty (30) days immediately following Sellers’ Representative’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Sellers’ Representative and its representatives shall be permitted reasonable access during normal business hours to review Buyer’s working papers and any working papers of Buyer’s independent accountants relating to the preparation of the Initial Statement and the calculation of the Initial Working Capital, the Initial Net Indebtedness and the Initial Swap Termination Costs, as well as all of the relevant Books and Records, and Buyer shall make reasonably available to Sellers’ Representative the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement, the Initial Working Capital, the Initial Net Indebtedness and the Initial Swap Termination Costs; provided, however, that the independent accountants of Buyer shall not be obligated to make any working papers available to Sellers’ Representative unless and until Sellers’ Representative has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)     Buyer shall, following the Closing through the date that the Final Statement becomes such in accordance with the last sentence of Section 2.4(f), take all actions reasonably necessary or desirable to maintain and preserve all accounting Books and Records, policies and procedures on which the Initial Statement is based or on which the Final Statement is to be based so as not to impede or delay the determination of the Initial Working Capital, the Initial Net Indebtedness and the Initial Swap Termination Costs or the preparation of the Notice of Purchase Price Adjustment Disagreement or the Final Statement in the manner and utilizing the methods permitted by this Agreement.

(d)     Sellers’ Representative shall notify Buyer in writing (the “Notice of Purchase Price Adjustment Disagreement”) on or prior to the expiration of the Purchase Price Adjustment Review Period if Sellers’ Representative disagrees with the Initial Statement, the Initial Working Capital, the Initial Net Indebtedness or the Initial Swap Termination Costs.  The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Sellers’ Representative’s determination of the amount of the Initial Working Capital, the Initial Net Indebtedness and the Initial Swap Termination Costs, as applicable.  If no Notice of Purchase Price Adjustment Disagreement is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement, the Initial Working Capital, the Initial Net Indebtedness and the Initial Swap Termination Costs set forth in the Initial Statement shall be deemed to have been accepted by Sellers’ Representative and shall become final and binding upon the Seller Parties and Buyer in accordance with the last sentence of Section 2.4(f).

(e)     During the thirty (30) days immediately following the delivery of a Notice of Purchase Price Adjustment Disagreement (the “Purchase Price Adjustment Consultation Period”), Sellers’ Representative and Buyer shall seek to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.

(f)      If, at the end of the Purchase Price Adjustment Consultation Period, Sellers’ Representative and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then Sellers’ Representative and Buyer promptly thereafter shall submit all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to KPMG LLP (the “Independent Accountant”); provided that the scope of the disputes to be submitted to the Independent Accountant shall be limited to (i) whether the Initial Statement, the Initial Working Capital, the Initial Net Indebtedness and/or the Initial Swap Termination Costs, as applicable, were prepared in accordance with this Section 2.4 or (ii) whether there were mathematical errors in the Initial Statement, as applicable.  In the event that KPMG LLP refuses or is otherwise unable to act as the Independent Accountant, Sellers’ Representative and Buyer shall cooperate to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to Sellers’ Representative and Buyer, in which event “Independent Accountant” shall mean such firm.  Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination in writing, binding on the Seller Parties and Buyer in accordance with this Section 2.4, of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement.  With respect to each disputed line item, such determination, if not in accordance with the position of either Sellers’ Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Sellers’ Representative in the Notice of Purchase Price Adjustment Disagreement or Buyer in the Initial Statement with respect to such disputed line item.  For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Purchase Price Adjustment Disagreement that remain in dispute.  The statement of the Working Capital, Net Indebtedness and Swap Termination Costs on the Closing Date and the determination of the Working Capital, Net Indebtedness and Swap Termination Costs therefrom that are final and binding on the Seller Parties and Buyer, as determined either through agreement of Sellers’ Representative and Buyer (deemed or otherwise) pursuant to Sections 2.4(b), (d) and (f) or through the determination of the Independent Accountant pursuant to this Section 2.4(f), are referred to herein as the “Final Statement”, the “Final Working Capital”, the “Final Net Indebtedness” and the “Final Swap Termination Costs”.

(g)     The cost of the Independent Accountant’s review and determination shall be shared equally by the Seller Parties, on the one hand (allocated among them in accordance with Section 2.10), and Buyer, on the other hand.  During the review by the Independent Accountant, Buyer and Sellers’ Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.4(f); provided, however, that the independent accountants of the Seller Parties or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h)    The “Post-Closing Adjustment” shall be the amount equal to:

                  (u)(i)     the Final Working Capital minus (ii) the Estimated Working Capital; plus

          (v)(i)     the Estimated Net Indebtedness minus (ii) the Final Net Indebtedness; plus

           (w)        if an Interim Swap Termination Costs Adjustment was made, the lesser of (i) the Interim Swap Termination Costs Adjustment and (ii) (A) the Estimated Swap Termination Costs minus (B) the Final Swap Termination Costs, (for the avoidance of doubt, a negative number shall be deemed to be lesser than a positive number or zero); minus

          (x)         if an Interim Swap Termination Costs Adjustment was not made and the Final Swap Termination Costs exceed the Swap Termination Costs Threshold,
(i) the Final Swap Termination Costs minus (ii) the Swap Termination Costs Threshold.

If the Post-Closing Adjustment is a positive amount, then Buyer shall pay in cash to the Seller Parties the amount of the Post-Closing Adjustment (each Seller Party being entitled to receive a portion of such amount in accordance with Section 2.10).  Any such payment by Buyer shall be made by wire transfer of immediately available funds to an account designated by Sellers’ Representative, as agent for the Seller Parties, within two (2) Business Days after the Final Statement becomes such, together with interest thereon, from the Closing Date through the date on which the Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9.  If the Post-Closing Adjustment is a negative amount, then within two (2) Business Days after the Final Statement becomes such, the Seller Parties shall pay in cash to Buyer the amount equal to the absolute value of the Post-Closing Adjustment, together with interest thereon, from the Closing Date through the date on which the Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9.  Any such payment by the Seller Parties shall be allocated among them in accordance with Section 2.10 and shall be made by wire transfer of immediately available funds to an account (or accounts) designated by Buyer within two (2) Business Days after the Final Statement becomes such.

Section 2.5       Sellers’ Representative.

(a)     Each Seller Party hereby irrevocably designates and appoints Ronnie F. Heyman as, and Ronnie F. Heyman hereby irrevocably accepts the designation as and agrees to be, the representative of the Seller Parties as described in this Section 2.5 and elsewhere in this Agreement and the Ancillary Agreements (in such capacity, “Sellers’ Representative”).  Sellers’ Representative is designated as the attorney in fact and agent for and on behalf of each Seller Party and its respective heirs, successors and assigns with respect to the exercise of the power to: (i) take all actions and make all decisions with respect to the payment at the Closing and adjustments thereof contemplated by Sections 2.3, 2.4, 2.11 and 2.12, including to deliver the Estimated Statement and negotiate and agree on a Final Statement and the Initial Statement pursuant to Sections 2.3 and 2.4; and to deliver the Initial Unfunded Liability Statement and to negotiate and agree on the Final Unfunded Liability Statement pursuant to Section 2.11; and to deliver the Initial Change in Control Payment Statement and to negotiate and agree on the Final Change in Control Payment Statement pursuant to Section 2.12, (ii) designate the account (or accounts) to which payments by Buyer shall be made pursuant to this Agreement; (iii) take all actions and make all decisions with respect to claims for indemnification under Article VII and with respect to amounts owed under this Agreement, including to litigate, arbitrate, resolve, settle or compromise any claim under Section 2.4, Section 2.11 or Section 2.12 or any claim for indemnification made pursuant to Article VII; (iv) designate the Closing Date and place pursuant to Section 2.6; (v) participate in and control any Tax Contest in connection with any Tax Claim and settle or otherwise resolve any Tax Claim, in each case pursuant to Section 5.5(a)(ix); (vi) provide and receive notices on behalf of the Seller Parties under this Agreement or any other document delivered in connection herewith or therewith; (vii) take all other actions and make all other decisions required or permitted to be taken by Sellers’ Representative under this Agreement or any Ancillary Agreement and (viii) take all actions necessary in the sole judgment of Sellers’ Representative for the accomplishment of the foregoing (each of clauses (i) through (viii) in the foregoing, a “Designated Purpose”).  Sellers’ Representative shall have no authority or power to act on behalf of Buyer or the Companies.  The Seller Parties shall be bound by all actions taken and documents executed by Sellers’ Representative in connection with each Designated Purpose, and Buyer shall be entitled to rely on any action or decision of Sellers’ Representative.  Notices or communications to or from Sellers’ Representative shall constitute notice to or from each and all Seller Parties.  In performing the functions specified in this Agreement, Sellers’ Representative may act upon any instrument or other writing believed by Sellers’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement and the Ancillary Agreements.  Sellers’ Representative shall be indemnified and held harmless by the Seller Parties, jointly and severally, and in accordance with each Seller Party’s applicable Pro Rata Share, from and against any Losses incurred on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.  No bond shall be required of Sellers’ Representative and Sellers’ Representative shall receive no compensation for services hereunder.  Any out-of-pocket costs and expenses incurred by Sellers’ Representative in connection with actions taken by Sellers’ Representative in connection with each Designated Purpose including the hiring of legal counsel and the incurring of legal fees and costs shall be the responsibility of the Seller Parties (allocated among them in accordance with Section 2.10).  Without limiting the generality of the foregoing, Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Agreements on behalf of all the Seller Parties and their respective heirs, successors and assigns.

(b)    This power of attorney granted by each Seller Party to Sellers’ Representative is coupled with an interest and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated or affected by subsequent disability or incapacity of any Seller Party or by any act of any Seller Party or by operation of law, whether by such person’s death (unless Sellers’ Representative has actual knowledge of such person’s death), disability, protective supervision or any other event. Each Seller Party shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of Sellers’ Representative taken in good faith under this Agreement or any Ancillary Agreement.  Notwithstanding the power of attorney granted in this Section 2.5, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller Party (instead of Sellers’ Representative) having signed or given the same directly.

(c)     Sellers’ Representative may be removed at any time by a written notice, delivered by the Seller Parties representing a majority in interest of the Shares as of such time (or if such time is at or after the Closing, by the Seller Parties whose aggregate Pro Rata Share exceeds 50%), to Sellers’ Representative and the other Seller Parties.  If Sellers’ Representative (x) is removed in accordance with the immediately preceding sentence or (y) advises the Seller Parties that it is unavailable to perform its duties hereunder, within three (3) Business Days thereafter, a successor Sellers’ Representative shall be appointed by the affirmative vote of the Seller Parties representing a majority in interest of the Shares as of such time (or if such time is at or after the Closing, by the Seller Parties whose aggregate Pro Rata Share exceeds 50%).  If any successor Sellers’ Representative is appointed under this Section 2.5(c), such appointment shall be effective upon the later of (x) delivery of written notice thereof, executed by the Seller Parties representing a majority in interest of the Shares as of such time (or if such time is at or after the Closing, by the Seller Parties whose aggregate Pro Rata Share exceeds 50%), to each of such successor Sellers’ Representative, the other Seller Parties and Buyer and (y) delivery by such successor Sellers’ Representative to each party hereof of a written acknowledgement agreeing to be bound by the terms and agreements set forth in this Agreement including this Section 2.5.  Any successor Sellers’ Representative appointed in accordance with this Section 2.5(c) shall be deemed to be Sellers’ Representative for purposes of this Agreement and the Ancillary Agreements and have all the rights and obligations as such hereunder and thereunder.

(d)     The parties hereto acknowledge and agree that Sellers’ Representative shall act as such in only a representative capacity and shall not have any liability as a fiduciary or any personal liability for any failure of any Seller Party to perform fully and timely any of such Seller Party’s duties and obligations under this Agreement or any Ancillary Agreement.

Section 2.6       Closing.  The Closing shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (Eastern Time), on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as Buyer and Sellers’ Representative may mutually agree.  The date on which the Closing occurs is called the “Closing Date”.  Upon the occurrence of the Closing, the time and date that the Transactions become effective shall be 12:01 a.m. (Eastern Time) on the Closing Date.

Section 2.7       Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Parties, as applicable, the following:

(a)     the payment required to be made by Buyer to the Sellers’ Representative, as agent for the Seller Parties, pursuant to Section 2.3(c);

(b)     a counterpart of each of the Ancillary Agreements to which Buyer or any of its Affiliates will be a party, duly executed by Buyer or its applicable Affiliate(s); and

(c)     the certificate to be delivered pursuant to Section 6.3(d).

Section 2.8       Deliveries by the Seller Parties.  At or prior to the Closing, each Seller Party shall deliver, or cause to be delivered, to Buyer the following:

(a)     stock certificates representing all of the Seller Parties’ Shares, duly endorsed in blank or accompanied by appropriate transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(b)     resignation letters, effective as of the Closing Date, of each director of a Company;

(c)     a duly executed certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that each Seller Party is not a foreign Person within the meaning set forth in Section 1445(f)(3) of the Code;

(d)     a counterpart of each of the Ancillary Agreements, duly executed by each Seller Party and/or its applicable Affiliate(s)(other than another Seller Party);

(e)      the certificate to be delivered pursuant to Section 6.2(e); and

(f)      the Seller Parties’ Letter of Credit to be delivered pursuant to Section 5.17.

Section 2.9       Interest.  All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.10    Payments.  Each of Buyer and the Seller Parties shall make each payment due to the other parties pursuant to this Article II by no later than 10:00 a.m. (Eastern Time) on the day when due (unless otherwise consented to by the party hereto to whom such payment is due).  All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment; provided, that any payments required to be made to any or all of the Seller Parties from any other Person (or Persons) under this Agreement or any Ancillary Agreement shall be made to a single account designated by Sellers’ Representative for receipt of such payment on behalf of the Seller Parties and shall be allocated to each Seller Party by Sellers’ Representative in accordance with such Seller Party’s applicable Pro Rata Share.  Except as otherwise expressly provided in this Agreement or any applicable Ancillary Agreement, all payments required to be made by any or all of the Seller Parties to any other Person (or Persons) under this Agreement or any Ancillary Agreement shall be made by them jointly and severally.

Section 2.11    Adjustment to Payment at Closing for Unfunded Liability.

(a)     Within ninety (90) days following the Closing Date, Sellers’ Representative shall prepare and deliver to the Buyer a statement (the “Initial Unfunded Liability Statement”) calculating and setting forth the Unfunded Liability (the Unfunded Liability amount calculated and set forth on such Initial Unfunded Liability Statement, the “Initial Unfunded Liability”), as of 12:01 a.m. on the Closing Date, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated.  If Sellers’ Representative’s does not deliver the Initial Unfunded Liability Statement to Buyer within ninety (90) days following the Closing Date, then Buyer may prepare and present the Initial Unfunded Liability Statement to Sellers’ Representative within an additional ninety (90) days thereafter.  If Buyer elects to prepare the Initial Unfunded Liability Statement in accordance with the immediately preceding sentence, all references in Section 2.11(b), (d) and (f) to Buyer and Sellers’ Representative, respectively, shall be deemed to be references to Sellers’ Representative and Buyer, respectively.

(b)     During the forty-five (45) days immediately following Buyer’s receipt of the Initial Unfunded Liability Statement (the “Unfunded Liability Adjustment Review Period”), Buyer and its representatives shall be permitted reasonable access during normal business hours to review Sellers’ Representative working papers and any working papers of Seller Representative’s independent accountants or actuaries relating to the preparation of the Initial Unfunded Liability Statement and the calculation of the Initial Unfunded Liability, as well as all of the relevant Books and Records that it possesses and Sellers’ Representative shall make reasonably available to Buyer the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Unfunded Liability Statement and the Initial Unfunded Liability; provided, however, that the independent accountants and actuaries of Sellers’ Representative shall not be obligated to make any working papers available to Buyer unless and until Buyer has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants and actuaries.

(c)     Buyer shall, following the Closing through the date that the Final Unfunded Liability Statement becomes such in accordance with the last sentence of Section 2.11(f), take all actions reasonably necessary or desirable to maintain and preserve all accounting or actuarial Books and Records, policies and procedures on which the Initial Unfunded Liability Statement is based or on which the Final Unfunded Liability Statement is to be based so as not to materially impede or delay the determination of the Initial Unfunded Liability or the Final Unfunded Liability or the preparation of the Notice of Unfunded Liability Adjustment Disagreement or the Final Unfunded Liability Statement in the manner and utilizing the methods permitted by this Agreement.

(d)     Buyer shall notify Sellers’ Representative in writing (the “Notice of Unfunded Liability Adjustment Disagreement”) on or prior to the expiration of the Unfunded Liability Adjustment Review Period if Buyer disagrees with the amount of the Initial Unfunded Liability included in the Initial Unfunded Liability Statement and/or disagrees with the preparation of the Initial Unfunded Liability Statement.  The Notice of Unfunded Liability Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Buyer’s determination of the amount of the Initial Unfunded Liability.  If no Notice of Unfunded Liability Adjustment Disagreement is received by Sellers’ Representative on or prior to the expiration date of the Unfunded Liability Adjustment Review Period, then the Initial Unfunded Liability Statement and the Initial Unfunded Liability set forth in the Initial Unfunded Liability Statement shall be deemed to have been accepted by the Buyer and shall become final and binding upon the Seller Parties and Buyer in accordance with the last sentence of Section 2.11(f).

(e)     During the thirty (30) days immediately following the delivery of a Notice of Unfunded Liability Adjustment Disagreement (the “Unfunded Liability Adjustment Consultation Period”), Sellers’ Representative and Buyer shall seek to resolve any disagreement that they may have with respect to the matters specified in the Notice of Unfunded Liability Adjustment Disagreement.

(f)      If, at the end of the Unfunded Liability Adjustment Consultation Period, Sellers’ Representative and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Unfunded Liability Adjustment Disagreement, then Sellers’ Representative and Buyer promptly thereafter shall submit all matters that remain in dispute with respect to the Notice of Unfunded Liability Adjustment Disagreement (along with a copy of the Initial Unfunded Liability Statement marked to indicate those items that are in dispute) to an independent actuary upon which the Sellers’ Representative and Buyer shall mutually agree (the “Independent Actuary”); provided that the scope of the disputes to be submitted to the Independent Actuary shall be limited to (i) whether the Initial Unfunded Liability Statement and/or the Initial Unfunded Liability, as applicable, were prepared in accordance with this Section 2.11 or (ii) whether there were mathematical errors in the Initial Unfunded Liability Statement, as applicable.  Within thirty (30) days after the submission of such matters to the Independent Actuary, or as soon as practicable thereafter, the Independent Actuary, acting as an expert and not as an arbitrator, will make a final determination in writing, binding on the Seller Parties and Buyer in accordance with this Section 2.11(f), of the appropriate amount of Unfunded Liability as of 12:01 a.m. on the Closing Date.  Such determination, if not in accordance with the position of either Sellers’ Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amount of the Initial Unfunded Liability advocated by Buyer in the Notice of Unfunded Liability Adjustment Disagreement or Sellers’ Representative in the Initial Unfunded Liability Statement.  For the avoidance of doubt, the Independent Actuary shall not make any determination with respect to any matter other than those matters in the Notice of Unfunded Liability Adjustment Disagreement that remain in dispute.  The statement of the Unfunded Liability on the Closing Date and the determination of the Unfunded Liability therefrom that are final and binding on the Seller Parties and Buyer, as determined either through agreement of Sellers’ Representative and Buyer (deemed or otherwise) pursuant to Sections 2.11 (d) and (f) or through the determination of the Independent Actuary pursuant to this Section 2.11(f), are referred to herein as the “Final Unfunded Liability Statement” and the “Final Unfunded Liability”, respectively.

(g)     The cost of the Independent Actuary’s review and determination shall be shared equally by the Seller Parties, on the one hand (allocated among them in accordance with Section 2.10), and Buyer, on the other hand.  During the review by the Independent Actuary, Buyer and Sellers’ Representative shall each make available to the Independent Actuary such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Actuary to fulfill its obligations under Section 2.11(f); provided, however, that the accountants, actuaries, advisors and other representatives of the Seller Parties or Buyer shall not be obligated to make any working papers available to the Independent Actuary unless and until the Independent Actuary has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants, actuaries, advisors and other representatives.

(h)     The “Post-Closing Unfunded Liability Adjustment” shall be the amount equal to:

                (x)         if an Interim Unfunded Liability Adjustment was made, the lesser of (i) the Interim Unfunded Liability Adjustment and (ii) the product of (A) 0.65 multiplied by (B) (1) the Estimated Unfunded Liability minus (2) the Final Unfunded Liability (for the avoidance of doubt, a negative number shall be deemed to be lesser than a positive number);

          (y)        if an Interim Unfunded Liability Adjustment was not made and the Final Unfunded Liability exceeds the Unfunded Liability Threshold, the product of
(i) 0.65 multiplied by (ii)(A) the Unfunded Liability Threshold minus (B) the Final Unfunded Liability; and

          (z)         if an Interim Unfunded Liability Adjustment was not made and the Unfunded Liability Threshold exceeds the Final Unfunded Liability, zero (0).

If the Post-Closing Unfunded Liability Adjustment is a positive amount, then Buyer shall pay in cash to the Seller Parties the amount of the Post-Closing Unfunded Liability Adjustment (each Seller Party being entitled to receive a portion of such amount in accordance with Section 2.10).  Any such payment by Buyer shall be made by wire transfer of immediately available funds to an account designated by Sellers’ Representative, as agent for the Seller Parties, within two (2) Business Days after the Final Unfunded Liability Statement becomes such, together with interest thereon, from the Closing Date through the date on which the Post-Closing Unfunded Liability Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9.  If the Post-Closing Unfunded Liability Adjustment is a negative amount, then within two (2) Business Days after the Final Unfunded Liability Statement becomes such, the Seller Parties shall pay in cash to Buyer the amount equal to the absolute value of the Post-Closing Unfunded Liability Adjustment (together with interest thereon, from the Closing Date through the date on which the Post-Closing Unfunded Liability Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9).  Any such payment by the Seller Parties shall be allocated among them in accordance with Section 2.10 and shall be made by wire transfer of immediately available funds to an account (or accounts) designated by Buyer within five (5) Business Days after the Final Unfunded Liability Statement becomes such.

Section 2.12     Adjustment to Payment at Closing for Change in Control Payment.

(a)     Within one-hundred and ninety (190) days following the Closing Date, Sellers’ Representative shall prepare and deliver to the Buyer a statement (the “Initial Change in Control Payment Statement”) calculating and setting forth the Change in Control Payment (the Change in Control Payment amount calculated and set forth on such Change in Control Statement, the “Initial Change in Control Payment”), which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated.  If Sellers’ Representative does not deliver the Initial Change in Control Payment Statement to Buyer within one-hundred and ninety (190) days following the Closing Date, then Buyer may prepare and present the Initial Change in Control Payment Statement within an additional ninety (90) days thereafter.  If Buyer elects to prepare the Initial Change in Control Payment Statement in accordance with the immediately preceding sentence, all references in Section 2.12 (b), (d) and (f) to Buyer and Sellers’ Representative, respectively, shall be deemed to be references to Sellers’ Representative and Buyer, respectively.

(b)     During the forty-five (45) days immediately following Buyer’s receipt of the Initial Change in Control Payment Statement (the “Change in Control Payment Adjustment Review Period”), Buyer and its representatives shall be permitted reasonable access during normal business hours to review Sellers’ Representative’s working papers and any working papers of Sellers’ Representative’s independent accountants relating to the preparation of the Initial Change in Control Payment Statement and the calculation of the Initial Change in Control Payment, as well as all of the relevant Books and Records that it possesses and Sellers’ Representative shall make reasonably available to Buyer the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Change in Control Payment Statement and the Initial Change in Control Payment; provided, however, that the independent accountants of Sellers’ Representative shall not be obligated to make any working papers available to Buyer unless and until Buyer has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)     Buyer shall, following the Closing through the date that the Final Change in Control Payment Statement becomes such in accordance with the last sentence of Section 2.12(f), take all actions reasonably necessary or desirable to maintain and preserve all accounting Books and Records, policies and procedures on which the Initial Change in Control Payment Statement is based or on which the Final Change in Control Payment Statement is to be based so as not to materially impede or delay the determination of the Initial Change in Control Payment or the Final Change in Control Payment or the preparation of the Notice of Change in Control Payment Adjustment Disagreement or the Final Change in Control Payment Statement in the manner and utilizing the methods permitted by this Agreement.

(d)     Buyer shall notify Sellers’ Representative in writing (the “Notice of Change in Control Payment Adjustment Disagreement”) on or prior to the expiration of the Change in Control Payment Adjustment Review Period if Buyer disagrees with the amount of the Initial Change in Control Payment included in the Initial Change in Control Payment Statement and/or disagrees with the preparation of the Initial Change in Control Payment Statement.  The Notice of Change in Control Payment Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Buyer’s determination of the amount of the Initial Change in Control Payment.  If no Notice of Change in Control Payment Adjustment Disagreement is received by Sellers’ Representative on or prior to the expiration date of the Change in Control Payment Adjustment Review Period, then the Initial Change in Control Payment Statement and the Initial Change in Control Payment set forth in the Initial Change in Control Payment Statement shall be deemed to have been accepted by the Buyer and shall become final and binding upon the Seller Parties and Buyer in accordance with the last sentence of Section 2.12(f).

(e)     During the thirty (30) days immediately following the delivery of a Notice of Change in Control Payment Adjustment Disagreement (the “Change in Control Payment Adjustment Consultation Period”), Sellers’ Representative and Buyer shall seek to resolve any disagreement that they may have with respect to the matters specified in the Notice of Change in Control Payment Adjustment Disagreement.

(f)      If, at the end of the Change in Control Payment Adjustment Consultation Period, Sellers’ Representative and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Change in Control Payment Adjustment Disagreement, then Sellers’ Representative and Buyer promptly thereafter shall submit all matters that remain in dispute with respect to the Notice of Change in Control Payment Adjustment Disagreement (along with a copy of the Initial Change in Control Payment Statement marked to indicate those line items that are in dispute) to the Independent Accountant; provided that the scope of the disputes to be submitted to the Independent Accountant shall be limited to (i) whether the Initial Change in Control Payment was prepared in accordance with this Section 2.12 or (ii) whether there were mathematical errors in the Initial Change in Control Payment Statement, as applicable.  In the event that KPMG LLP refuses or is otherwise unable to act as the Independent Accountant, Sellers’ Representative and Buyer shall cooperate to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to Sellers’ Representative and Buyer, in which event “Independent Accountant” shall mean such firm.  Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination in writing, binding on the Seller Parties and Buyer in accordance with this Section 2.12, of the appropriate amount of Change in Control Payment.  With respect to each disputed line item, such determination, if not in accordance with the position of either Sellers’ Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Notice of Change in Control Payment Adjustment Disagreement or Sellers’ Representative in the Initial Change in Control Payment Statement with respect to such disputed line item.  For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters in the Notice of Change in Control Payment Adjustment Disagreement that remain in dispute.  The statement of the Change in Control Payment and the determination of the Change in Control Payment therefrom that are final and binding on the Seller Parties and Buyer, as determined either through agreement of Sellers’ Representative and Buyer (deemed or otherwise) pursuant to Sections 2.12 (d) and (f) or through the determination of the Independent Accountant pursuant to this Section 2.12(f), are referred to herein as the “Final Change in Control Payment Statement” and the “Final Change in Control Payment”, respectively.

(g)    The cost of the Independent Accountant’s review and determination shall be shared equally by the Seller Parties, on the one hand (allocated among them in accordance with Section 2.10), and Buyer, on the other hand.  During the review by the Independent Accountant, Buyer and Sellers’ Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.12(f); provided, however, that the accountants, actuaries, advisors and other representatives of the Seller Parties or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants, actuaries, advisors and other representatives.

(h)    The “Post-Closing Change in Control Payment Adjustment” shall be the amount equal to:

             (x)        if an Interim Change in Control Payment Adjustment was made, the lesser of (i) the Interim Change in Control Payment Adjustment and
(ii) (A) the Estimated Change in Control Payment minus (B) the Final Change in Control Payment (for the avoidance of doubt, a negative number shall be deemed to be lesser than a positive number or zero);

                                                    (y)       if an Interim Change in Control Payment Adjustment was not made and the Final Change in Control Payment exceeds the Change in Control Payment Threshold, (i) the Change in Control Payment Threshold minus (ii) the Final Change in Control Payment, and

                            (z)      if an Interim Change in Control Payment Adjustment was not made and the Change in Control Payment Threshold exceeds the Final Change in Control Payment, zero (0).

If the Post-Closing Change in Control Payment Adjustment is a positive amount, then Buyer shall pay in cash to the Seller Parties the amount of the Post-Closing Change in Control Payment Adjustment (each Seller Party being entitled to receive a portion of such amount in accordance with Section 2.10).  Any such payment by Buyer shall be made by wire transfer of immediately available funds to an account designated by Sellers’ Representative, as agent for the Seller Parties, within two (2) Business Days after the Final Change in Control Payment Statement becomes such, together with interest thereon, from the Closing Date through the date on which the Post-Closing Change in Control Payment Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9.  If the Post-Closing Change in Control Payment Adjustment is a negative amount, then within two (2) Business Days after the Final Change in Control Payment Statement becomes such, the Seller Parties shall pay in cash to Buyer the amount equal to the absolute value of the Post-Closing Change in Control Payment Adjustment (together with interest thereon, from the Closing Date through the date on which the Post-Closing Change in Control Payment Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.9).  Any such payment by the Seller Parties shall be allocated among them in accordance with Section 2.10 and shall be made by wire transfer of immediately available funds to an account (or accounts) designated by Buyer within five (5) Business Days after the Final Change in Control Payment Statement becomes such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Seller Disclosure Schedule (subject to Section 9.10), each of the Seller Parties, jointly and severally, represents and warrants to Buyer as follows:

Section 3.1       Organization and Qualification.  Each Seller Party that is not an individual and ISP is duly organized or created, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or creation, as applicable.  ISP has all requisite corporate or other power and authority to own, lease and operate its assets, and to carry on its business as currently conducted, is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.2       Corporate Authorization.  Each Seller Party and each Affiliate of such Seller Party that is or will be a party to an Ancillary Agreement has full corporate or similar power and authority (including in the case of any Seller Party or Affiliate thereof that is a trust, the requisite power and authority under its trust documents) to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, as applicable, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions.  The execution, delivery and performance by each Seller Party and each Affiliate of such Seller Party that is or will be a party to an Ancillary Agreement, of this Agreement and each Ancillary Agreement to which it is or will be a party, as applicable, has been duly and validly authorized and no additional authorization or consent is required under the Organizational Documents of such Seller Party and each such Affiliate of such Seller Party in connection with the execution, delivery and performance by such Seller Party and each such Affiliate of such Seller Party of this Agreement or any of the Ancillary Agreements to which it is or will be a party, as applicable.

Section 3.3       Organizational Documents; Minutes.  The Seller Parties have heretofore made available to Buyer complete and correct copies of (i) the Organizational Documents of ISP as in effect as of the date of this Agreement, (ii) the Organizational Documents of each Seller Party and (iii) the minutes of all meetings of the stockholders and of the board of directors of ISP (and each committee thereof, if any) since January 1, 2008.

Section 3.4       Ownership of Shares.  Section 3.4 of the Seller Disclosure Schedule sets forth a complete and correct schedule of the record and beneficial ownership of the Shares as of the date of this Agreement, including the name of each record and beneficial owner of Shares and the number of Shares held by such owner.  The Seller Parties (a) hold and have good and valid title to the Shares to be purchased by Buyer from the Seller Parties and the certificates (if any) representing such Shares, free and clear of all Encumbrances and, in the case of any Seller Party that is a trust, no beneficiary of such trust has asserted any claim with respect to the Shares.  Assuming Buyer (x) has the requisite power and authority to be the lawful owner of the Shares and (y) is not subject to any Encumbrance or Contract prior to the Closing that would restrict or prohibit Buyer from taking good and valid title to the Shares free and clear of all Encumbrances, upon delivery to Buyer at the Closing of certificates representing such Shares, duly endorsed by the applicable Seller Party for transfer to Buyer, and upon Buyers’ payment pursuant to Section 2.3(c) of the Purchase Price payable in respect of such Shares, good and valid title to such Shares will pass to Buyer, free and clear of all Encumbrances.

Section 3.5      Capitalization.

(a)     The authorized capital stock of ISP consists of 100,000 shares of common stock, par value $0.01 per share, of which, as of the date of this Agreement, 27,208 shares are issued and outstanding and no shares are held by ISP in its treasury.  None of the Shares are subject to vesting or forfeiture conditions or a right of purchase by any Person.  None of the Shares are held by any Company (other than ISP).  The Shares have been duly authorized and validly issued and are fully paid and non-assessable.  The Shares are the only outstanding shares of capital stock or other voting securities, voting interests or equity interests of ISP.

(b)     There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which ISP is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of ISP, or which have or which by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of ISP may vote, and no securities or obligations evidencing such rights, or obligating ISP to issue, grant, extend or enter into any such rights, are authorized, issued or outstanding.  Except for the Company Incentive Units, there are not issued, reserved for issuance or outstanding any Equity Equivalents of ISP.  The Shares were not issued in violation of any pre-emptive rights or similar rights.  Except for this Agreement, the Shares are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of the Shares that will be in effect at the Closing.  There are no declared or accumulated but unpaid dividends in respect of the Shares.

(c)     Section 3.5(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all outstanding Funded Indebtedness of the Companies.  All of the outstanding Funded Indebtedness of ISP and any of its Subsidiaries is prepayable without prepayment penalties or premiums in excess of $1 million in the aggregate.  No Indebtedness of ISP or any of its Subsidiaries that is not Funded Indebtedness contains any restrictions on the incurrence of Indebtedness by ISP or any of its Subsidiaries or restricts the ability of ISP or any of its Subsidiaries to grant any Encumbrance on their respective properties or assets.  The Companies do not have Indebtedness that would not be required to be reflected or included on a balance sheet prepared in accordance with the GAAP in excess of $5 million.

(d)     There are no outstanding contractual or other obligations of ISP or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of ISP or any of its Subsidiaries or (ii) vote or dispose of any shares of the capital stock or other securities of ISP or any of its Subsidiaries.

Section 3.6      Subsidiaries.

(a)     Section 3.6(a) of the Seller Disclosure Schedule sets forth a list of each Subsidiary, together with its jurisdiction of organization and its authorized and outstanding capital stock and other equity interests as of the date hereof.  Each Subsidiary is duly organized, validly existing, and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  None of the outstanding capital stock and other equity interests of the Subsidiaries is subject to vesting or forfeiture conditions or a right of purchase by any Person.  All of the outstanding stock and other equity interests of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.

(b)     There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Subsidiaries are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Subsidiaries, or which have or which by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of any of the Subsidiaries may vote, and no securities or obligations evidencing such rights, or obligating any of the Subsidiaries to issue, grant, extend or enter into any such rights, are authorized, issued or outstanding.  There are not issued, reserved for issuance or outstanding any Equity Equivalents of any Subsidiary.  The outstanding capital stock and other equity interests of the Subsidiaries were not issued in violation of any pre-emptive rights or similar rights.  Except for this Agreement, the outstanding stock and other equity interests of the Subsidiaries are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such stock or other equity interests.

(c)     ISP has good and valid title to all of the outstanding stock and other equity interests of the Subsidiaries, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, created by actions of Buyer or any of its Affiliates or those that will be discharged prior to the Closing), except for any Subsidiary that is indirectly owned by ISP in which case another Subsidiary has good and valid title to all of the outstanding stock and other equity interests of such indirectly owned Subsidiary.

(d)     Except for, as of the date hereof, the Subsidiaries and the Excluded Subsidiaries, and as of the Closing Date, the Subsidiaries, ISP does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business.

(e)     The Seller Parties and ISP have heretofore delivered to Buyer complete and correct copies of the Organizational Documents of each Subsidiary incorporated or organized in the United States as in effect as of the date of this Agreement.

Section 3.7       Consents and Approvals.

(a)     Except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act, (b) any applicable requirements under the EC Merger Regulation and (c) the approvals, filings and notifications required by applicable Laws that are set forth in Section 3.7(a) of the Seller Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Seller Party or any of its Affiliates from, or to be given by any Seller Party or any of its Affiliates to, or to be made by any Seller Party or any of its Affiliates with, any Government Entity, in connection with the execution, delivery and performance by the Seller Parties and their respective Affiliates of this Agreement and the Ancillary Agreements to which they are or will be a party, as applicable, or the consummation of the Transactions, except for those (i) the failure to obtain, give or make would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially delay or impair any Seller Party’s ability to effect the Closing or (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer’s (as opposed to any third party’s) participation in the Transactions.

(b)     Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Seller Party or any of its Affiliates from, or to be given by any Seller Party or any of its Affiliates to, or made by any Seller Party or any of its Affiliates with, any Person which is not a Government Entity in connection with the execution, delivery and performance by the Seller Parties and their respective Affiliates of this Agreement and the Ancillary Agreements to which they are or will be a party, as applicable, or the consummation of the Transactions, except for those (i) the failure to obtain, give or make would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially delay or impair any Seller Party’s ability to effect the Closing or (ii) as may be required as a result of any facts or circumstances relating solely to Buyer’s (as opposed to any third party’s) participation in the Transactions.

Section 3.8      Non-Contravention.  Assuming the receipt of all consents, approvals, waivers and authorizations and the making of all notices and filings set forth in Section 3.7 and Section 3.7(a) and Section 3.7(b) of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller Parties and their respective Affiliates of this Agreement and the Ancillary Agreements to which they are or will be a party, as applicable, and the consummation of the Transactions, do not and will not (i) violate any provision of the Organizational Documents of any Seller Party or any Affiliate thereof, (ii) conflict with, or result in the breach of, or constitute or result in a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of the Companies, entitle any Person to increased, additional or guaranteed rights, or result in a loss of any benefit to which any of the Companies is entitled under, any Contract, (iii) assuming the receipt and/or making of all of the Buyer Required Approvals, violate or result in a breach of or constitute or result in a default under any Law to which any Seller Party, any Affiliate thereof that is or will be a party to this Agreement or an Ancillary Agreement, or any of the Companies are subject, or under any Governmental Authorization held by any of the Companies, or (iv) result in the creation of any Encumbrance upon (A) the Shares or (B) any of the assets of any of the Companies, other than, in the cases of clauses (ii), (iii) and (iv)(B), conflicts, breaches, terminations, defaults, cancellations, modifications, accelerations, losses, Encumbrances or violations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially delay or impair any Seller Party’s ability to effect the Closing.

Section 3.9       Binding Effect.  This Agreement and each of the Ancillary Agreements, when executed and delivered by Buyer and each counterparty thereto other than Sellers’ Representative, the Seller Parties and their Affiliates, will constitute a valid and legally binding obligation of Sellers’ Representative, each Seller Party and its Affiliates, as applicable, enforceable against Sellers’ Representative, such Seller Party or its Affiliates in accordance with their respective terms, as applicable, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.10     Financial Statements; Internal Controls.

(a)     Set forth on Section 3.10(a) of the Seller Disclosure Schedule is a copy of (i) the audited consolidated financial statements (balance sheets, statements of income, statements of cash flows and statements of stockholders’ equity) of ISP, its Subsidiaries and the Excluded Subsidiaries for the fiscal years ended December 31, 2009 and 2010 (the “ISP Financial Statements”),  (ii) the audited consolidated financial statements (balance sheets, statements of income, statements of cash flows and statements of member’s equity) of ISP Chemco LLC and its subsidiaries (collectively, “ISP Chemco”) for the fiscal years ended December 31, 2008, 2009 and 2010 (the “ISP Chemco Audited Financial Statements”) and (iii) the unaudited consolidated financial statements (balance sheet, statement of income and statement of cash flow of ISP Chemco) for the three months ended April 3, 2011 (the “ISP Chemco Unaudited Financial Statements”, and together with the ISP Chemco Audited Financial Statements, the “ISP Chemco Financial Statements”).  The ISP Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and fairly present, in all material respects, the consolidated financial condition and results of operations, changes in stockholders’ equity, comprehensive income (loss) and/or changes in cash flows of ISP, its Subsidiaries and the Excluded Subsidiaries as of the dates thereof or the periods then ended, as applicable.  The ISP Chemco Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and fairly present, in all material respects, the consolidated financial condition and results of operations, changes in member’s equity, comprehensive income (loss) and changes in cash flows of ISP Chemco as of the dates thereof or the periods then ended, as applicable, subject in the case of the ISP Chemco Unaudited Financial Statements, to normal recurring year-end adjustments.  ISP Chemco does not directly or indirectly own any of the capital stock of the Excluded Subsidiaries.

(b)     The Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied.

Section 3.11     Litigation and Claims.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of the Seller Parties threatened in writing, against or relating to the Business, the Seller Parties or the Companies or the Transactions, other than those that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially delay or impair any Seller Party’s ability to effect the Closing.  Section 3.11 of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of the Seller Parties threatened in writing, against or relating to the Business, the Companies or the Transactions that (a) relates to a claim for more than $100,000 in Losses, (b) seeks any material injunctive relief or (c) would be reasonably expected to give rise to any legal restraint or prohibition against the Transactions.  None of the Seller Parties or the Companies is subject to any outstanding judgment, order, writ, injunction or decree granted by a Governmental Entity in connection with the Business that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially delay or impair the ability of any Seller Party to consummate the Transactions.  As of the date of this Agreement, there is not any material action, suit, demand, claim, hearing, proceeding or investigation by any of the Companies pending, or which any of the Companies intends to initiate, against any other Person.

Section 3.12    Taxes.

(a)     At all times from January 1, 2007 through May 1, 2011, ISP had a valid election in effect under Section 1362 of the Code and any comparable provision of state or local law (the “S Election”) and such S Election had never been terminated or revoked.  As of May 1, 2011, ISP did not have any incorporated domestic subsidiaries that were not “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3)(B) of the Code and each such subsidiary was a qualified subchapter S subsidiary at all times from the later of January 1, 2007 or the date of acquisition or incorporation until May 1, 2011.  The S Election or the status of each subsidiary as a qualified subchapter S subsidiary has not been the subject of any audit, challenge or proceeding with any Tax Authority.

(b)     The Companies have filed on a timely basis all material Tax Returns which are required to be filed by them (taking into account any extensions of time to file).

(c)     All material Taxes shown as owing by the Companies on the Tax Returns described in Section 3.12(b) have been fully paid or properly accrued, all such Tax Returns are true and correct in all material respects and all material Taxes which the Companies are obligated to withhold from amounts owing to any Employee, independent contractor, creditor, shareholder or other third party have been fully paid or properly accrued.

(d)     None of the Companies is currently the subject of any material audit or other material examination of Taxes by the Tax Authorities of any nation, state or locality, with respect to any open tax years.

(e)     None of the Companies has received from any Tax Authority in any nation, state or locality any (i) notice indicating an intent to open a material audit or other material review; (ii) request for information related to material Tax matters; or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Tax Authority against any of the Companies.

(f)      None of the Companies or any Person on behalf of the Companies has waived any statute of limitations in respect of any material amount of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)     None of the Companies is liable for the Taxes of any other Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Tax Law) as a transferee or successor, by contract or otherwise.

(h)     There are no Encumbrances other than Permitted Encumbrances with respect to a material amount of Taxes upon any assets of the Companies.

(i)      None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) deferral of cancellation of indebtedness income under Section 108(i) of the Code; or (v) as a result of a change in accounting method.

(j)      No written claims have been received by a Company from a Tax Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(k)     Since January 1, 2000 (and, to the Knowledge of the Seller Parties, prior to January 1, 2000), none of the Companies has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of state Law.

(l)      ISP has not constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (i) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)    Notwithstanding any other representation and warranty in this Article III, the representations and warranties contained in Sections 3.12 and 3.13 constitute the sole representations and warranties of the Seller Parties relating to Taxes.

Section 3.13     Employee Benefits.

(a)     Section 3.13(a) (Part I) of the Seller Disclosure Schedule sets forth a complete and correct list of each material Benefit Plan maintained for the benefit of Employees who are primarily based in the United States (each, a “US Benefit Plan”).  Section 3.13(a) (Part II) of the Seller Disclosure Schedule sets forth a complete and correct list of each material Benefit Plan maintained for the benefit of Employees who are primarily based outside the United States (each, a “Foreign Benefit Plan”).  With respect to each US Benefit Plan, the Seller Parties have made available or provided to Buyer true and complete copies of, to the extent applicable (i) the current plan document, including any amendment thereto, (ii) the summary plan description (and any summary of material modifications) or similar document, (iii) the most recent determination or opinion letter received from the IRS, (iv) the most recent annual report under Form 5500 (including applicable schedules and attachments thereto), (v) all related trust agreements, insurance contracts, annuities and other funding agreements and (vi) the most recent audited financial statements and actuarial or other valuation reports.

(b)     Each Benefit Plan has been maintained and administered in all material respects in compliance with the terms thereof and the applicable requirements of ERISA, the Code and other applicable Law and the Companies have complied in all material respects with ERISA, the Code and all other Laws applicable to the Benefit Plans.  Each Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter (as applicable) from the IRS, or has timely applied for and has pending or has time remaining in which to file an application for a determination from the IRS, as to the tax-qualified status of such Benefit Plan and the trusts created thereunder, and no event has occurred that could reasonably be expected to adversely affect the tax-qualified status of such Benefit Plan or the trusts created thereunder.  Each Foreign Benefit Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Government Entity, has been so registered and approved and, to the Knowledge of the Seller Parties, has been maintained in good standing with applicable requirements of the Government Entities, and if intended to qualify for special tax treatment, no event has occurred that could reasonably be expected to adversely affect such special tax treatment with respect to such Foreign Benefit Plans or trusts created thereunder.  All contributions and other amounts required to be made under or payable with respect to each Benefit Plan have been timely made or paid (as applicable) or appropriately accrued in accordance with GAAP or IFRS, and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Financial Statements, except as would not, individually or in the aggregate, be reasonably expected to result in a material Liability to the Companies on or at any time after the Closing Date.

(c)     None of the Companies sponsors, maintains or contributes to (or is required to sponsor, maintain or contribute to) and has not, within the past six years, sponsored, maintained or contributed to a plan described in Section 4063 of ERISA.  Except as would not, individually or in the aggregate, be reasonably expected to result in a material Liability to the Companies on or at any time after the Closing Date (i) no Liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Companies with respect to any “single employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Companies or any Commonly Controlled Entity and the Companies are not subject to any other Liability under applicable Law (including, without limitation, ERISA and the Code) with respect to any employee benefit plan or arrangement sponsored, maintained, or contributed to or required to be sponsored, maintained or contributed to by any Person other than the Companies, (ii) no Benefit Plan that is an “employee pension plan” within the meaning of Section 3(2) of ERISA has failed to meet any “minimum funding standards” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, and (iii) no withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan has been or is reasonably expected to be incurred by the Companies (regardless of whether based on contributions of a Commonly Controlled Entity), other than such Liabilities that have previously been satisfied.

(d)     With respect to each Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA (or any comparable provision under applicable non-U.S. law), the present value of accrued benefits under such Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan’s actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits.  Except as fully accrued or reserved against on the Financial Statements, there are no solvency deficiencies or wind-up liabilities (as applicable) with respect to any Foreign Benefit Plan, except as would not, individually or in the aggregate, be reasonably expected to result in a material liability to the Companies on or at any time after the Closing Date.

(e)     As of the date hereof, there is no pending or, to the Knowledge of the Seller Parties, threatened, action, suit, demand, claim, hearing, proceeding or investigation relating to the Benefit Plans, other than those that would not, individually or in the aggregate, be reasonably expected to result in material Liability to the Companies on or at any time after the Closing Date.  Except as otherwise required under applicable Law or, as would not, individually or in the aggregate, be reasonably expected to result in a material Liability to the Companies on or at any time after the Closing Date, each Foreign Benefit Plan (including any Foreign Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Companies or terminated.

(f)      The Companies do not provide, and do not have any material obligations with respect to, retiree or post-employment health, medical or other welfare or life insurance benefits under any Benefit Plan, except where the cost thereof is born entirely by the former Employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980(B)(f) of the Code or any similar statute.  The accumulated post-retirement benefit obligation under any Benefit Plan that provides retiree or post-employment health, medical or other welfare or life insurance benefits, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan’s actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such accumulated post-retirement benefit obligation.

(g)     Neither the execution of this Agreement nor the consummation of the Transactions will (whether alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant of the Companies to any compensation or any increased benefits, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable pursuant to or trigger any other material obligation under any Benefit Plan,  or (iii) limit or restrict the right of the Companies to merge, amend or terminate any Benefit Plan on or after the Closing Date.

(h)     No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transactions (whether alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Companies could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No current or former director, officer, employee, individual independent contractor or individual consultant of the Companies is entitled to any gross-up, make-whole or other additional payment in respect of any Tax (including, without limitation, Taxes imposed under Section 4999 or 409A of the Code) imposed on such Person or interest or penalty related thereto.

(i)      No holder of any incentive units granted and outstanding under the Long-Term Incentive Plans (each, a “Company Incentive Unit”), whether outstanding as of the date of this Agreement or hereafter granted prior to the Closing, is entitled to any treatment of such Company Incentive Unit other than as provided in Section 5.15.

(j)      For the avoidance of doubt, the representations and warranties contained in Sections 3.11, 3.14 and 3.23 do not constitute representations and warranties of the Seller Parties with respect to the Benefit Plans.

Section 3.14     Compliance with Laws.

(a)     Except for such matters, as would not, individually or in the aggregate, be material to the Companies taken as a whole, (i) the Companies are, and have been since January 1, 2008, in compliance in all respects with all Laws applicable to their properties, assets, operations or business, (ii) the Companies have and validly hold all Governmental Authorizations necessary to own, or hold under lease, and operate their respective properties and assets and to conduct the Business as currently conducted (the “Company Governmental Authorizations”), (iii) the Companies have complied with all terms and conditions of Company Governmental Authorizations and since January 1, 2008, have not received any notice alleging any violation under any applicable Law or Company Governmental Authorizations or relating to the revocation or modification of any Company Governmental Authorizations and (iv) none of the Company Governmental Authorizations will be subject to suspension, revocation, nonrenewal or modification as a result of the execution and delivery of this Agreement or the consummation of the Transactions; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth in Section 3.15 (Environmental Matters).

(b)     The Companies are, and have been since January 1, 2008, in compliance in all material respects with all legal requirements under (i) the anti-bribery provisions of the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1, et seq.), (ii) the books and records provisions of the United States Foreign Corrupt Practices Act (15 U.S.C.
§§ 78dd 1, et seq.) as they relate to any payment in violation of the anti-bribery provisions of such act, and (iii) other local anti-corruption and bribery Laws of jurisdictions in which the Companies are operating.

Section 3.15     Environmental Matters.

(a)     (i) The Companies are, and during the five (5) years prior to the date hereof have been, in compliance with all Environmental Laws applicable to them and their respective properties and possess, and are, and during the five (5) years prior to the date hereof have been, in compliance with, all Environmental Permits for the operation of the Business during such five (5) year period and (ii) all past violations of Environmental Laws or Environmental Permits, if any, have been resolved without any ongoing costs or obligations, except, in each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)     There has been no Release of, or human exposure to, any Hazardous Materials that has had or could reasonably be expected to result in Liability to the Companies under Environmental Laws (other than such matters covered or barred by workers’ compensation and related insurance), except for any such Release or human exposure to the extent related to product liability or that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

(c)     The Companies have not received any written notice, information request, demand, claim, notice of violation or citation concerning any violation or alleged violation of, or any actual or alleged Liability arising under or related to, any applicable Environmental Law (other than those resolved without any ongoing costs or obligations) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)     There are no writs, injunctions, decrees, orders or judgments outstanding, or any civil, criminal or administrative actions, demands, claims, hearings, investigations, suits or proceedings pending or, to the Knowledge of the Seller Parties threatened, that arise under or relate to any Environmental Law, including matters involving or alleging injury or death to any individual (other than such matters covered or barred by workers’ compensation and related insurance) or damage or destruction to property resulting from (i) asbestos or asbestos-containing materials at any real property currently or formerly owned or operated by the Companies or their respective predecessors in interest or (ii) any Hazardous Materials contained in any product, merchandise, manufactured good, or component manufactured, produced, sold, conveyed, distributed or otherwise put into the stream of commerce by the Companies or their respective predecessors in interest, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)     The Companies have not assumed or retained, by contract, or to the Knowledge of the Seller Parties by operation of law, any Liabilities or obligations arising under or relating to Environmental Laws that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)      Notwithstanding any other representation and warranty in this Article III, the representations and warranties contained in Sections 3.7, 3.10, 3.11, 3.19 and 3.21 and in this Section 3.15 constitute the sole representations and warranties of the Seller Parties relating to any Environmental Law or Hazardous Material.

Section 3.16     Intellectual Property.

(a)     The Companies own or are licensed or otherwise have a valid right to use all material Intellectual Property used in or necessary to carry on the Business as presently conducted in all material respects.  The Companies are not in default (or with the giving of notice or lapse of time or both, would not be in default) in any material respect under any license to use any material Intellectual Property of any other Person.  To the Knowledge of the Seller Parties: (i) the Companies’ operation of the Business as presently conducted is not infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party in any material manner and (ii) no third party is infringing, misappropriating or otherwise violating any Company’s rights in the Company Intellectual Property in any material manner.  As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Knowledge of the Seller Parties, threatened in writing with respect to, and none of the Seller Parties or the Companies since January 1, 2008, has been notified in writing of, any material claim of infringement or other violation by the Companies of the rights of any Person with regard to any Intellectual Property.

(b)     Section 3.16(b) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all registered Intellectual Property owned by the Companies (the “Company Intellectual Property”) and all material license agreements pursuant to which any of the Companies grant an express license under the  Company Intellectual Property to a third party.

(c)     No Person has asserted any material objection or claim with respect to the ownership, validity or enforceability of the material Company Intellectual Property or the Companies’ rights to exercise, sell or license any material Company Intellectual Property, nor have any of the Companies received any such claim in writing.

Section 3.17     Labor.  (a)  Section 3.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of all collective bargaining agreements and other material labor union agreements to which the Companies are parties.  Since January 1, 2008, none of the Companies has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other material labor union agreement, except for any breaches or failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a material Liability to the Companies on or at any time after the Closing Date.

(b)     There is no, and since January 1, 2008, there has not been, pending or, to the Knowledge of the Seller Parties, threatened, any strike, dispute, lockout, walkout or other work stoppage by any of the Employees.

(c)     Since January 1, 2008, no labor organization or group of the Employees has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Seller Parties’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d)     Since January 1, 2008, (x) the Companies have not engaged in any unfair labor practice, except as would not, individually or in the aggregate, be reasonably expected to result in a material Liability to the Companies on or at any time after the Closing Date, (y) there is no unfair labor practice charge or complaint against the Companies pending, or to the Seller Parties’ Knowledge threatened, before the National Labor Relations Board or other Government Entity and (z) there has been no pending, or to the Seller Parties’ Knowledge, threatened union grievances by a union representative pursuant to any collective bargaining agreement or other material labor union agreement applicable to any Foreign Employee against the Companies that could be expected to result in an adverse determination.

(e)     Since January 1, 2008,  each of the Companies has been in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours of work.  As of the date of this Agreement, there are no actions, suits, proceedings or investigations pending, or to the Seller Parties’ Knowledge, threatened in writing, against any of the Companies alleging violations of any applicable employment Laws.  Each person who is classified by any Company as an independent contractor is properly so classified under all applicable Laws.  Since January 1, 2008, none of the Companies has received any written or oral communication of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Companies and, to the Seller Parties’ Knowledge, no such investigation is in progress.

Section 3.18    Contracts.  (a)  Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the Material Contracts.  The Seller Parties have made available to Buyer a complete and correct copy of each of the Material Contracts, including all amendments thereto.

(b)     Each Material Contract is in full force and effect (except for those Material Contracts that have expired in accordance with their terms) and is a valid and binding obligation of the Company that is party thereto and, to the Knowledge of the Seller Parties, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not have a Material Adverse Effect.  Each Material Contract is enforceable against the Company that is party thereto and, to the Knowledge of the Seller Parties, each other party to such Material Contract in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)), except for such failures to be enforceable as, individually or in the aggregate, would not have a Material Adverse Effect.  None of the Companies or, to the Knowledge of the Seller Parties, any other party to a Material Contract, is in default or breach of a Material Contract and, to the Knowledge of the Seller Parties, there does not exist any event, condition or omission that would constitute or result in such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not be reasonably expected to be material to the Companies, taken as a whole.

Section 3.19     Absence of Changes.  Since December 31, 2010, (i) other than the execution of this Agreement, the Companies have conducted the Business in all material respects in the Ordinary Course of Business to the date hereof, (ii) there has not occurred any Change that, individually or in the aggregate, has had a Material Adverse Effect and (iii) other than in connection with the execution of this Agreement, there has not been any action taken by any of the Companies that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of clauses (a), (g), (h) (excluding clause (C) thereof), (i), (j), (k) or (p) of Section 5.2.

Section 3.20     Real Property.

(a)     Section 3.20(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned in fee by the Companies (individually, an “Owned Property” and collectively the “Owned Properties”) and identifies any material lease, or material reciprocal easement relating thereto.  Section 3.20(a)(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased or subleased by the Companies (individually, a “Leased Property” and collectively the “Leased Properties”, and the Owned Properties and Leased Properties being collectively the “Company Real Property”) which are material to the Business (each a “Material Leased Property”).  ISP or one of its Subsidiaries, as applicable, holds good and marketable fee title to the Owned Properties, and except in any such case, as would not individually or in the aggregate, have a material impact on the continued use thereof, in each case free and clear of all Encumbrances, except for the Permitted Encumbrances.

(b)     With respect to each of the Owned Properties, except in any such case, as would not individually or in the aggregate, have a material impact on the continued use thereof, (i) other than as set forth on Section 3.20(a)(i) of the Seller Disclosure Schedule, the Companies have not leased or otherwise granted to anyone the right to use or occupy any of the Owned Properties or any portion thereof, (ii) other than as set forth on Section 3.20(a)(i) of the Seller Disclosure Schedule there are no outstanding contracts, options, rights of first offer or rights of first refusal to purchase any of the Owned Properties or any portion thereof or interest therein, (iii) all improvements upon any Owned Property are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the conduct of the Business as currently conducted and (iv) there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of an Owned Property or any portion thereof or interest therein.

(c)     With respect to the Leased Properties, except in any such case, as would not individually or in the aggregate, have a material impact on the continued use thereof, as of the date of this Agreement, (i) each lease of a Leased Property is valid, subsisting and in full force and effect, (ii) none of the Companies has subleased, licensed or otherwise granted anyone the right to use or occupy any Material Leased Property or any portion thereof or collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein, (iii) all improvements upon a Material Leased Property are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the conduct of the Business as currently conducted and (iv) there is no condemnation or other proceeding in eminent domain pending or threatened, affecting any portion of a Material Leased Property.

(d)     The Company Real Property comprises in all material respects all of the real property utilized by the Companies in the conduct of the Business in the Ordinary Course.

Section 3.21     Absence of Liabilities.  Except as reserved against or otherwise disclosed in the Financial Statements, as of the date hereof, the Companies have no Liabilities required by GAAP to be reflected in a consolidated balance sheet, other than (i) Liabilities that were incurred since December 31, 2010 in the Ordinary Course, (ii) Liabilities incurred under this Agreement or any Ancillary Agreement, (iii) Liabilities that as of the date of this Agreement have been discharged or paid in full, (iv) Excluded Liabilities and (v) Liabilities that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.22     Finders’ Fees.  Except for Moelis & Company, whose fees will be paid by the Seller Parties and their Affiliates (other than the Companies except in accordance with Section 9.7(a)), there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Seller Parties or any of their respective Affiliates (including the Companies) who might be entitled to any brokerage or finder’s fee or commission from the Companies in connection with the Transactions.

Section 3.23     Insurance.  Section 3.23 of the Seller Disclosure Schedule sets forth a complete and correct list and description of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Companies as of the date of this Agreement.  The Companies maintain insurance in amounts that are customary for companies of similar size in the industries in which the Companies operate.  All material insurance policies covering the Companies are with reputable insurance carriers and provide adequate coverage for all normal risks incidental to the businesses of the Companies and their respective properties and assets.  With respect to each such material insurance policy covering the Companies, (a) such insurance policy is in full force and effect and (b) since January 1, 2008, no written notice of cancellation or termination has been received by the Companies with respect to any such insurance policy.

Section 3.24     Sufficiency of Assets.  Except for (a) assets, rights, services and other obligations of the parties contemplated by any Ancillary Agreement, (b) any services provided by an individual whose employment is transferred from the Companies in accordance with Section 5.2(h), and (c) the Excluded Properties, the Companies collectively shall, as of the Closing Date (assuming the making and receipt of all Seller Required Approvals and Buyer Required Approvals), own or have Sufficient Rights in or to all assets, properties and rights which are utilized by the Companies, and necessary for, the operation of the Business as presently conducted in all material respects.

Section 3.25    Customers.  Section 3.25(a) of the Seller Disclosure Schedule contains a list of the top ten (10) customers of the Companies on the basis of revenues during the fiscal year ended December 31, 2010 (the “Material Customers”).  As of the date of this Agreement, no Material Customer has cancelled, terminated or materially and adversely modified or, to the Knowledge of the Seller Parties, threatened in writing to cancel, terminate or materially and adversely modify (including by materially decreasing the amount of product obtained from the Companies), its relationship with the Companies.

Section 3.26    No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of the Seller Parties nor any of their respective Affiliates (including the Companies), nor any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Seller Parties, their respective Affiliates, the Business, the Companies, the Shares, this Agreement or any Ancillary Agreement or the Transactions, including any relating to the financial condition, results of operations, assets or Liabilities of any of the foregoing entities.  Except for the representations and warranties contained in this Agreement and other than for fraud, (a) each Seller Party disclaims, on behalf of itself, and its Affiliates (including the Companies), any other representations or warranties, whether made by any of the Seller Parties, any of their respective Affiliates (including the Companies), any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives or any other Person, and (b) each Seller Party disclaims, on behalf of itself and its Affiliates (including the Companies), all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished.  Except for fraud, neither any of the Seller Parties nor any of their respective Affiliates (including the Companies), nor any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the delivery, dissemination or any other distribution to Buyer or any other Person, or the use by Buyer or any other Person, of any such information provided or made available to them by any of the Seller Parties or any of their respective Affiliates (including the Companies), or any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Schedule, Buyer represents and warrants to each of the Seller Parties as follows:

Section 4.1       Organization and Qualification.  Buyer is duly organized, validly existing and in good standing under the laws of Kentucky and has all requisite corporate or other power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

Section 4.2       Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party has been duly and validly authorized and no additional authorization or consent is required under its Organizational Documents in connection with its execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party.

Section 4.3       Organizational Documents.  Buyer has heretofore made available to the Seller Parties complete and correct copies of the Organizational Documents of Buyer as in effect as of the date of this Agreement.

Section 4.4       Consents and Approvals.  Except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act, (b) any applicable requirements under the EC Merger Regulation and (c) the approvals, filings and notifications required by applicable Laws that are set forth in Section 4.4 of the Buyer Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or its Affiliates from, or to be given by Buyer or its Affiliates to, or to be made by Buyer or its Affiliates with, any Person (including any Government Entity) in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party or the consummation of the Transactions, except for those the failure of which to obtain, give or make would not, individually or in the aggregate, be reasonably expected to materially delay or impair Buyer’s ability to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.5       Non-Contravention.  Assuming the receipt of all consents, approvals, waivers and authorizations and the making of all notices and filings set forth in Section 4.4 and Section 4.4 of the Buyer Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, as applicable, and the consummation of the Transactions, do not and will not (i) violate any provision of the Organizational Documents of Buyer, (ii) conflict with, or result in the breach of, or constitute or result in a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer, entitle any Person to increased, additional or guaranteed rights, or result in a loss of any benefit to which Buyer or any of its Affiliates is entitled under, any Contract, (iii) assuming the receipt and/or making of all Seller Required Approvals, violate or result in a breach of or constitute or result in a default under any Law to which Buyer or its Affiliates are subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, modifications, accelerations, losses or violations that would not, individually or in the aggregate, be reasonably expected to materially delay or impair Buyer’s ability to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.6       Binding Effect.  (a)  This Agreement, when duly executed and delivered by the Seller Parties and Sellers’ Representative and each counterparty thereto other than Buyer, will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b)     Each of the Ancillary Agreements, when executed and delivered by the Seller Parties and their respective Affiliates who are or will be parties thereto, will constitute a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.7       Finders’ Fees.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any brokerage or finder’s fee or commission from Buyer in connection with the Transactions.

Section 4.8       Litigation and Claims.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of Buyer, threatened in writing against or relating to Buyer, other than those that would not, individually or in the aggregate, be reasonably expected to materially delay or impair Buyer’s ability to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.9       Investment Purpose.  Buyer is acquiring the Shares for Buyer’s own account and investment purposes and is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof other than in compliance with all applicable Laws including the Securities Act.

Section 4.10     Financing.

(a)     Assuming the funding of the Buyer Financing in accordance with the Financing Commitment, the proceeds from the Buyer Financing, together with Buyer’s cash on hand, are sufficient as of the date hereof for Buyer to (i) pay the Purchase Price, (ii) pay any and all fees and expenses in connection with the Transactions and the Buyer Financing, (iii) repay or refinance all indebtedness of the Companies to the extent such repayment or refinancing is required in connection with the Transactions and (iv) satisfy all of its other payment obligations payable hereunder and under the Ancillary Agreements.

(b)     Buyer has delivered to the Seller Parties a true, complete and correct copy of the executed commitment letter, dated as of the date hereof, among Buyer, Citigroup Global Markets Inc., The Bank of Nova Scotia, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and U.S. Bank National Association (together with the annexes thereto, the “Financing Commitment”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Buyer Financing”).

(c)     The Financing Commitment is (i) a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto and (ii) enforceable in accordance with its terms against Buyer, and, to the Knowledge of Buyer, each of the other parties thereto, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The Financing Commitment has not been amended or modified, except as consistent with Section 5.12(c), and as of the date hereof the respective obligations and commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect.  As of the date hereof, the Financing Commitment is in full force and effect.

(d)     There are no conditions precedent or other contingencies related to the funding of the full amount of the Buyer Financing, other than as set forth in or contemplated by the Financing Commitment.  As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto, under the Financing Commitment or (y) constitute or result in a failure to satisfy any condition precedent set forth in the Financing Commitment assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2.

(e)     Except for a fee letter relating to fees with respect to the Buyer Financing (complete and correct copies of which have been provided to the Seller Parties, with only fee amounts and fee percentages and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Buyer Financing) redacted), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Buyer Financing other than as expressly set forth in the Financing Commitment and delivered to the Seller Parties prior to the date hereof.  As of the date hereof, Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable with respect to the Financing Commitment.  As of the date hereof, assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, Buyer has no reason to believe that any of the conditions to the Buyer Financing contemplated by the Financing Commitment will not be satisfied or that the Buyer Financing will not be made available to Buyer on or prior to the Closing Date.

Section 4.11     Solvency.  Immediately following the Closing and after giving effect to the Transactions, including the Buyer Financing and the payment of the Purchase Price, the repayment or refinancing of all indebtedness of Buyer and the Companies to the extent such repayment or refinancing is required in connection with the Transactions and the payment of all amounts required to be paid in connection with the Transactions and all related fees and expenses, Buyer and the subsidiaries of Buyer including the Companies, on a consolidated basis, will be Solvent.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash to meet its obligations as they become due.

Section 4.12     No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither Buyer nor any of its Affiliates, nor any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer, its Affiliates, their respective businesses, this Agreement, any Ancillary Agreement or the Transactions.  Except for the representations and warranties contained in this Agreement and other than for fraud, (a) Buyer disclaims, on behalf of itself and its Affiliates, any other representations or warranties, whether made by Buyer, any of its Affiliates, any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives or any other Person and (b) Buyer disclaims, on behalf of itself and its Affiliates, all Liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Seller Parties or their respective Affiliates.

ARTICLE V

COVENANTS

Section 5.1       Access and Information.

(a)     From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege), Trade Secrets and contractual confidentiality obligations (provided that the Seller Parties shall, and shall cause ISP to, use commercially reasonable efforts to obtain a waiver of any such contractual confidentiality obligations if requested by Buyer), upon reasonable prior notice, the Seller Parties shall (i) afford Buyer, and its representatives, reasonable access, during normal business hours, to the Books and Records, Contracts, Governmental Authorizations and the offices and properties of the Companies, (ii) furnish to Buyer such additional financial data and other information regarding the Companies as Buyer may from time to time reasonably request and (iii) make reasonably available to Buyer the Employees ; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties; provided, further, that such investigation shall (i) be under the supervision of the Seller Parties’ designated personnel or representatives and (ii) be in such a manner as not to unreasonably interfere with any of the businesses or operations of the Seller Parties or their respective Affiliates (including the Companies); provided, further, that all requests for information made pursuant to this Section 5.1(a) shall be directed to such Person or Persons as may be designated by Sellers’ Representative, and Buyer shall not directly or indirectly contact any officer, director, employee, agent or representative of the Seller Parties, any Company or any of their respective Affiliates without the prior approval of such designated Person(s); and provided, further, that the auditors and independent accountants of the Seller Parties or their respective Affiliates (including the Companies) shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by the Seller Parties, Buyer shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with the Seller Parties or their respective Affiliates with respect to any information to be provided to Buyer pursuant to this Section 5.1(a).  Buyer shall reimburse the Seller Parties promptly for any reasonable out-of-pocket expenses incurred by the Seller Parties and their respective Affiliates in complying with any request by or on behalf of Buyer in connection with this Section 5.1(a).

(b)     From and after the Closing Date, (x)  in connection with the preparation of Tax Returns or other documents related to Tax matters and (y) in connection with the determination of any matter relating to the rights or obligations of the Seller Parties and their respective Affiliates under this Agreement or any Ancillary Agreement, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, Buyer shall (i) afford the Seller Parties and their respective representatives reasonable access, during normal business hours, to the Books and Records relating to any period prior to the Closing and reasonably related to such matter (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (ii) make available to the Seller Parties the employees of Buyer and the Companies whose assistance and expertise is reasonably necessary to assist the Seller Parties or their respective Affiliates or their respective representatives in connection with the Seller Parties’ or such Affiliates’ inquiries for any of the purposes referred to in this Section 5.1(b) above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and independent accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by Buyer, the Seller Parties shall, and shall cause their respective Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of Buyer and its Affiliates with respect to any information to be provided to the Seller Parties or their respective Affiliates pursuant to this Section 5.1(b).  The Seller Party making a request to Buyer or any of its Affiliates in accordance with this Section 5.1(b) shall reimburse Buyer promptly for any reasonable out-of-pocket expenses incurred by Buyer and its Affiliates in complying with such request by or on behalf of such Seller Party or its Affiliates in connection with this Section 5.1(b).  In the case of a request in connection with this Section 5.1(b) made by multiple Seller Parties, such Seller Parties shall be responsible for such reimbursement costs, jointly and severally, in proportion to their respective Pro Rata Shares.

Section 5.2       Conduct of Business.  Subject to applicable Law, during the period from the date hereof to the Closing, except (a) as otherwise expressly permitted or contemplated by this Agreement or the Ancillary Agreements, (b) for matters identified in Section 5.2 of the Seller Disclosure Schedule or (c) as Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned) (it being agreed and understood with respect to clause (b), (g), (h) and (n)(A) of this Section 5.2, Buyer may grant or withhold its consent in its sole discretion), (x) the Seller Parties shall not sell, assign, transfer or otherwise dispose of, or create any Encumbrance on, the Shares, (y) the Seller Parties shall cause the Companies to conduct the Business in the Ordinary Course (including with respect to capital expenditures), to use their commercially reasonable efforts to preserve intact the Business and their relationships with their material customers, material suppliers, material creditors, Government Entities and Employees and (z) the Seller Parties shall cause each of the Companies not to:

(a)     sell, assign, lease, license, transfer or dispose of any assets or properties (whether tangible or intangible) of any Company, other than (i) sales of inventory and obsolete equipment in the Ordinary Course of Business and (ii) sales, assignments, leases, licenses, transfers and dispositions of assets or properties that, in the aggregate, have a value of less than $5 million;

(b)     other than in the Ordinary Course of Business, enter into, terminate, extend, modify or amend in any material respect any Material Contract or material Governmental Authorization, or waive, release or assign in any material respect any rights or claims thereunder; provided, that for purposes of this Section 5.2(b), the term “Material Contract” shall have the meaning set forth in Section 1.1, except that with respect to clauses (a) and (b) of such definition all references to “$10 million” shall be changed to “$5 million”;

(c)     declare, set aside or pay any dividend or distribution or other capital return on any shares of capital stock of any Company (including the Shares) or any Equity Equivalent of any Company or securities convertible into or exchangeable for any such shares or Equity Equivalents, other than dividends or distributions (i) paid prior to the close of business on the Business Day immediately prior to the Closing Date solely in cash and (ii) comprised of any capital stock, membership interest, partnership interest, joint venture interest, other equity interest or Equity Equivalents in respect of the Excluded Subsidiaries;

(d)     amend the Organizational Documents of any Company;

(e)     issue, sell, pledge, transfer, dispose of or create any Encumbrance over any shares of capital stock of any Company (including the Shares) or any Equity Equivalents of any Company or securities convertible into or exchangeable for any such shares or Equity Equivalents, or any rights, warrants, options, calls or commitments to acquire any such shares, Equity Equivalents or other securities;

(f)      split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding shares of capital stock of any Company (including the Shares) or any Equity Equivalent of any Company or securities convertible into or exchangeable for any such shares or Equity Equivalents, or any rights, warrants, options, calls or commitments to acquire any such shares, Equity Equivalents or other securities;

(g)     except as required by any Benefit Plan or any collective bargaining or and other labor union Contracts to which the Companies are parties in existence on the date hereof, (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any current or former director, officer, employee, individual independent contractor or individual consultant of the Companies (except for annual or merit-based increases in wages, salaries,  and/or consulting fees in the Ordinary Course of Business consistent with past practice in amount and timing of increase); (B) establish, adopt, enter into, amend or terminate (or promise to take any such action(s) with respect to) any Benefit Plan or any benefits potentially available thereunder (other than any amendments with respect to the separation of any Benefit Plan participants who will not be Employees as of the Closing Date, and any related liabilities and proportional amount of assets thereunder); (C) grant or pay any change in control, retention, severance or termination compensation or benefits, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan, except to the extent required by GAAP or IFRS; (F) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined; or (G) enter into, adopt, modify, amend or terminate any collective bargaining agreement or other labor union contract applicable to any Employee;

(h)     (A) transfer the employment of any individual to or from any of the Companies or to or from Seller Parties or one of Seller Parties’ other Affiliates that is not one of the Companies (excluding transfers of employment among Companies), (B) materially change the job functions of any Employee so as to cause such Employee to primarily work for and/or provide services to Seller Parties or one of Seller Parties’ other Affiliates that is not one of the Companies or (C) hire (other than to fill a vacancy in the Ordinary Course of Business consistent with past practice) or terminate the employment (other than for cause, as determined in Seller Parties’ reasonable good faith discretion) of any individual who would be an Employee with a title of Vice President or a more senior position;

(i)      (i) acquire (by merger, consolidation or combination, acquisition of stock or assets or any other manner) any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or interest therein or (ii) otherwise merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(j)      make any material change in any of its present financial accounting methods and practices, except as required by Law or changes in GAAP or IFRS;

(k)     other than in the Ordinary Course of Business (i) make a change in its accounting of Tax principles, methods or policies, (ii) make any new Tax election or change or revoke any existing Tax election, or (iii) settle or compromise any Tax liability;

(l)      except as contemplated by Schedule 5.19, form a Subsidiary;

(m)    create any Encumbrance (other than Permitted Encumbrances) on any assets or properties (whether tangible or intangible) of any Company;

(n)     directly or indirectly (A) incur any Funded Indebtedness that is not prepayable without penalty or premium, (B) incur any Indebtedness (other than Funded Indebtedness that is prepayable without penalty or premium) in excess of $5 million in the aggregate or (B) make any loans, advances or capital contributions to, or investments in, another Person (other than to a Company and other than extensions of trade credit in the Ordinary Course of Business);

(o)     make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, other than (i) in relation to operational emergencies or (ii) in an amount not to exceed $95 million in the aggregate (on an annualized basis);

(p)     settle any material claim, action or proceeding or waive or release any material rights or material claims;

(q)     commence any material litigation, action or proceeding (other than any litigation in connection with the collection of accounts receivable or to enforce the terms of this Agreement);

(r)      enter into any Contract that (i) contains any “non-solicitation”, “most favored nation” or similar provision that restricts any of the Companies or any of their Affiliates or (ii) contains any non-competition or exclusive dealing arrangement that limits the ability of any of the Companies or any of their Affiliates to compete in any line of business, geographic area or with any other Person, or which requires referrals of business, or which limits or restricts the ability of any Company or any Affiliate thereof to solicit customers;

(s)     enter into any Contract between any Company, on the one hand, and any Affiliate of the Seller Parties or any Company (other than any other Company) or any officer or director of a Company, on the other hand;

(t)      enter into any Contract if consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Companies with the provisions hereof and thereof will conflict with, or result in a violation or breach of, or cause acceleration under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Companies or Buyer or any of their respective Subsidiaries under, or result in a penalty, materially increase any benefit payable or materially reduce any benefit received under, or affect any right of termination or cancellation, or entitle any Person to increased, additional or guaranteed rights under, any of the terms, conditions or provisions of such Contract;

(u)     engage in any promotional sales, discount activity or deferred revenue activity in a manner outside the Ordinary Course of Business;

(v)     terminate, extend, modify or amend any Scheduled Non-Compete; or

(w)    authorize or enter into any Contract with respect to any of the foregoing.

Section 5.3       Reasonable Best Efforts.

(a)     Each of Buyer and the Seller Parties shall use their reasonable best efforts to consummate the Transactions and to obtain as reasonably promptly as practicable the Seller Required Approvals, the Buyer Required Approvals and all authorizations, consents, orders and approvals, notices and filings of or to all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any Ancillary Agreement and applicable Laws to consummate and make effective the Transactions.  Each of Buyer and the Seller Parties shall cooperate with the reasonable requests of each other in seeking to make or obtain as promptly as reasonably as practicable all such authorizations, consents, orders, approvals, notices and filings.  Neither Buyer nor the Seller Parties shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of impairing, impeding or materially delaying the receipt or making of any such required authorizations, consents, orders, approvals or filings.  Without limiting the foregoing, the Seller Parties, at their sole cost and expense, (i) if and to the extent applicable to any of the Transactions, shall be responsible for compliance with requirements of the Industrial Site Recovery Act (“ISRA”) and (ii) if and to the extent required by ISRA with respect to any such Transaction, shall either obtain from or file with the New Jersey Department of Environmental Protection (“NJDEP”) and provide copies to the Buyer, prior to the Closing Date, (v) a No Further Action Letter (as defined in ISRA), (x) a Negative Declaration (as defined in ISRA), (y) an approved Remedial Action Workplan or Remediation Agreement (as such terms are defined in ISRA), or (z) any other written acknowledgment from NJDEP of an applicable waiver, exemption or authorization under ISRA.

(b)     Each of Buyer and the Seller Parties shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make any notification required with respect to the Transactions pursuant to the HSR Act (and file any supplemental information requested in connection therewith), which notification shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) as promptly as reasonably practicable after the date hereof make all other filings and notifications with all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement or any Ancillary Agreement and applicable Laws to consummate and make effective the Transactions, including (A) all filings and submissions required by the EC Merger Regulation, (B) all filings and submissions required by Antitrust Laws other than the HSR Act and the EC Merger Regulation with respect to the Transactions and (C) any other filing that may be required by any Government Antitrust Entity.  None of the Seller Parties or Buyer may, without the consent of the other parties (which consent shall not be unreasonably withheld or delayed), (x) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Government Entity with additional time to review any or all of the Transactions, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Government Entity.  Each of the Seller Parties and Buyer shall supply promptly any information and documentary material that may be requested pursuant to Antitrust Laws or any other applicable Laws.

(c)     Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.3, each of the Seller Parties (in the case of clauses (i) and (iii) of this Section 5.3(c) set forth below) and Buyer (in all cases of clauses (i), (ii) and (iii) of this Section 5.3(c) set forth below) shall take or cause to be taken the following actions:  (i) the prompt provision to a Government Antitrust Entity of non-privileged information, documents or testimony requested by such Government Antitrust Entity that are reasonably necessary, proper or advisable to permit consummation of the Transactions; (ii) the use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment of a Governmental Entity that would , restrain, prevent, enjoin, materially delay or otherwise prohibit consummation of the Transactions, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Government Antitrust Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, (B) subject to Section 5.3(d), the agreement by Buyer or any of its Affiliates to take such other actions, and to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would , restrain, prevent, enjoin, materially delay or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity; and (iii) the use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any such proceeding or inquiry that would make consummation of the Transactions in accordance with the terms of this Agreement or any Ancillary Agreement unlawful or that would  restrain, prevent, enjoin, materially delay or otherwise prohibit consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or, in the case of Buyer, the taking of the steps contemplated by clause (ii) of this Section 5.3(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as promptly as reasonably practicable.  In no event shall any Seller Party be required to agree to any condition, restriction, divestiture or other requirement imposed on such Seller Party and its Affiliates (other than the Companies).

(d)     Nothing in this Section 5.3 shall obligate Buyer or any Seller Party to agree to any divestitures or other remedy not conditioned on the occurrence of the Closing and none of the Seller Parties shall, and each shall cause the Companies not to, agree to or effect any divesture or other remedy without the prior written consent of Buyer.  The parties hereto also agree that neither this Section 5.3 nor any other provision in this Agreement shall require Buyer or any of its Affiliates, in order to obtain any approvals or the expiration of waiting periods under applicable Antitrust Laws, any Seller Required Approval, any Buyer Required Approvals or otherwise, to (i) sell, lease, license or otherwise dispose of or hold separate pending such disposition, any assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests of Buyer or the Companies, or any of their respective Affiliates, or propose, negotiate, offer to effect, or consent or commit to take any of the foregoing actions, or (ii) take or agree to take any other action or agree or consent to any mitigation, limitations or restrictions on the freedom of actions with respect to, or the ability to retain or keep ownership interests in, or make changes in, any such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests of Buyer or the Companies, or any of their respective Affiliates if, in the case of clauses (i) and (ii), any such sale, lease, license, disposition, hold separate, action, mitigation, limitation, restriction or change would, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operation of Buyer and its subsidiaries (assuming that the Companies are subsidiaries of Buyer), taken as a whole (it being understood that, for this purpose, such an adverse effect on Buyer and its subsidiaries (assuming the Companies are subsidiaries of Buyer) shall be material if such an adverse effect would be material only to the financial condition, assets, business or results of operations of the Companies, taken as a whole, rather than that of Buyer and its subsidiaries, taken as a whole) (such a material adverse effect being referred to as a “Material Detriment”).  For purposes of determining whether a Material Detriment would occur, (x) the actions, restrictions or conditions described in clauses (i) and (ii) of this Section 5.3(d) and (y) any proceeds, rights or other benefits obtained by the Companies or Buyer or any of its subsidiaries as a result of any such actions, restrictions or conditions shall be taken into account.

(e)     Subject to applicable Laws relating to the sharing of information, each of the Seller Parties and Buyer shall promptly notify each other of any communication any of them receives from any Government Entity and permit the other parties to review in advance any proposed communication by such party to any Government Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its representatives, on the one hand, and any Government Entity or members of the staff of any Government Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement and the Ancillary Agreements.  Each of Buyer and the Seller Parties shall not agree to participate in any meeting with any Government Entity relating to the matters that are the subject of this Agreement and the Ancillary Agreements unless it consults with the other parties hereto in advance and, to the extent permitted by such Government Entity, gives them the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the Seller Parties and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act or any other Antitrust Law); provided, however, that the foregoing shall not require any party or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of such party or any of their respective Affiliates (as the case may be) would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality, or (ii) to disclose any privileged information or confidential competitive information of such party or any of their respective Affiliates or (iii) to disclose the valuation of the Shares and the Companies.  No party hereto shall be required to comply with any provision of this Section 5.3(e) to the extent that such compliance would be prohibited by applicable Law.

(f)      Buyer agrees that (i) it shall not, directly or indirectly, (A) consolidate with or merge into any other corporation or other entity and not be the continuing or surviving corporation or other entity of such consolidation or merger or (B) transfer all or substantially all of its properties and assets to any Person, unless, in the case of each of clauses (i)(A) and (i)(B), proper provisions will be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Agreement and (ii) it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in or by any other manner or engage in any other transaction or take any other action, if, in the case of this clause (ii), the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (w) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authorizations necessary to consummate the Transactions, including any Seller Required Approvals, Buyer Required Approvals and any approvals and expiration of waiting periods under applicable Antitrust Laws, (x) materially increase the risk of any Government Entity entering any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay or restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, (y) make the funding of the Buyer Financing (or satisfaction of the conditions to obtaining the Buyer Financing) less likely to occur or (z) otherwise delay or impede the consummation of the Transactions.

Section 5.4       Tax Records.  The Seller Parties and their respective Affiliates shall have the right to retain copies of all Tax Returns and other information and documents relating to tax matters of the Companies, in each case, relating to periods ending on or prior to the Closing Date, subject to compliance with applicable Laws.  With respect to all Tax Returns and other information and documents relating to Tax matters of the Companies existing as of the Closing Date, Buyer shall (A) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of such Tax Returns and other documents, (B) apply preservation and retention policies that are no less stringent than those generally applied by Buyer and its Affiliates and (C) preserve and retain all such Tax returns and other Tax documents for seven (7) years after the Closing Date, unless Seller Parties timely request an extension of such time period in writing.

Section 5.5       Tax Matters.

            (a)     (i)  Each Seller Party shall, jointly and severally, indemnify the Buyer Indemnified Parties for:  (A) all Taxes of the Companies for any Pre-Closing Period, except to the extent such Taxes are the result of an adjustment by a Tax Authority that produces a corresponding and actually realized Tax benefit calculated by determining the difference in the Tax liability of the Buyer Indemnified Parties “with and without” such adjustment, (B) any liability of the Companies for Taxes (including under Treasury Regulation Section 1.1502-6) of any Person that was a member of any affiliated, consolidated, combined or unitary group of which any of the Companies was a member during any Pre-Closing Period, (C) Losses actually suffered or incurred by any of the Buyer Indemnified Parties to the extent relating to any breach of Section 3.12(i), (D) all Taxes relating to the Linden Transfer, including any Transfer Taxes, and (E) all reasonably incurred cash disbursements, costs and expenses, including costs of investigation, defense and appeal and reasonable attorneys’ and consultants’ fees and expenses attributable to any item in clauses (A), (B), (C) and (D). Any indemnification of the Buyer Indemnified Parties required from the Seller Parties pursuant to this Section 5.5(a)(i) for Taxes attributable to the G-I Tax Claim shall be made in accordance with Schedule 5.17.

        (ii)     Subject to Section 5.5(b), Buyer shall pay or cause to be paid and indemnify the Seller Parties for all Taxes of the Companies not described in Section 5.5(a)(i).

        (iii)    In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Companies or business conducted by the Companies for the Pre-Closing Period shall be determined based on an interim closing of the books as of the Closing and the amount of property, ad valorem and other Taxes of the Companies imposed on a periodic basis for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the Closing and the denominator of which is the number of days in such Straddle Period.

        (iv)    The Seller Parties shall prepare or cause to be prepared and file or cause to be filed (A) all U.S. federal, state and local and foreign income Tax Returns and other Tax Returns of the Companies for (i) all taxable periods ending on or prior to the Closing Date and (ii) all Straddle Periods and (B) the 2011 state composite Tax Returns filed by ISP on behalf of the Seller Parties.  The Seller Parties shall pay all Taxes shown to be due on such Tax Returns.  The Seller Parties shall deliver such Tax Returns to Buyer for its review and comment at least thirty (30) days prior to the due date for filing and such Tax Returns shall not be filed without the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.  The Seller Parties shall accept any comment of Buyer relating to any item for which Buyer is liable under Section 5.5(a)(ii).  All Tax Returns for Straddle Periods shall be prepared and filed in a manner that is consistent, in all respects, with the prior practices of the Companies (including, without limitation, prior Tax elections accounting methods or conventions made or utilized by the Companies), except as required by Law.  Buyer shall cooperate with the Seller Parties and shall grant access to the Seller Parties to all information reasonably necessary for the Seller Parties to properly prepare and file such Tax Returns.  Any Taxes paid by the Seller Parties that relate to a Post-Closing Period to the extent they are the responsibility of Buyer under Section 5.5(a)(ii) shall be paid by Buyer to the Seller Representative within fifteen (15) days after notification by the Seller Parties of payment of such Taxes by the Seller Parties.

        (v)     Intentionally Omitted.

        (vi)    Any Tax refunds of the Companies that are received by Buyer or the Companies, and any amounts credited against Tax to which the Companies become entitled, that relate to a Pre-Closing Period shall be for the account of the Seller Parties and Buyer shall pay over to the Seller Parties any such refund or the amount of any such credit (each Seller Party being entitled to receive a portion of such amount in accordance with Section 2.10) within fifteen (15) days after receipt or application of any such credit against Tax.  Any Tax refunds or credits of the Companies that are received by the Seller Parties that relate to a Post-Closing Period shall be for the account of Buyer and the Seller Parties shall pay over to Buyer any such refund or the amount of such credit within fifteen (15) days after receipt or application of any such credit against Tax.

        (vii)   Buyer shall not (and shall not allow the Companies to) amend any Tax Return for a taxable period ending on or prior to the Closing Date, without the prior written consent of the Seller Parties (which consent will not be unreasonably withheld, conditioned or delayed).

        (viii)  Buyer, the Companies and the Seller Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return (including, without limitation, signing any Tax Return), any audit or other examination by any Government Entity, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Buyer, the Companies and the Seller Parties will retain for seven (7) years after the Closing Date, unless the other party or the applicable Company timely requests an extension of such time period in writing, and upon reasonable request will provide the others with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

        (ix)     If any Government Entity issues to the Companies a written notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Tax Returns of the Companies for a Pre-Closing Period or for which the Seller Parties are responsible under Section 5.5(a)(i) (a “Tax Claim”), Buyer shall notify Sellers’ Representative of its receipt of such communication within thirty (30) Business Days following receipt.  Sellers’ Representative shall control any examination, investigation, audit, or other proceeding in respect of any Tax Claim involving Taxes for which the Seller Parties are responsible (a “Tax Contest”); provided, however, that (A) Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and to the extent relating to Taxes or a Tax Return for a Straddle Period or Taxes of ISP and its Subsidiaries for which Buyer is responsible, shall jointly control the Tax Contest, and (B) Sellers’ Representative shall not settle or otherwise resolve any Tax Claim without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), provided, further, that Buyer may elect not to consent to any proposed settlement or resolution of a Tax Claim and instead assume control of such Tax Claim if Buyer agrees to bear all Losses (without indemnity from the Seller Parties) in excess of the then proposed resolution or settlement amount.

(b)     All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”), resulting directly from the purchase of Shares, shall be borne equally by Buyer and the Seller Parties.  The Seller Parties shall cooperate with Buyer in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes. Buyer and the Seller Parties shall cooperate to avoid or mitigate Transfer Taxes to the extent permissible under applicable Law.

(c)      Buyer shall cooperate with the Seller Parties and shall grant access to the Seller Parties to all information reasonably necessary for the Seller Parties to properly prepare their Tax Returns with respect to any Pre-Closing Period and Straddle Period.

(d)     Notwithstanding anything to the contrary in this Agreement, this Section 5.5 shall govern all claims for indemnification with respect to the Tax matters set forth in this Section 5.5, and in the event of any conflict between this Section 5.5 and any other provision of this Agreement (including Article VII), this Section 5.5 shall govern, provided, however, that the foregoing shall not apply to limit the indemnification for any Tax matter covered in Sections 3.13, 5.6, 5.15, and 5.16. To the extent that the Seller Parties may be liable for indemnification for any Taxes under both this Section 5.5 and under any other Section of this Agreement (including Article VII), the Seller Parties shall only be liable under this Section 5.5.

Section 5.6       Obligations of the Business to Certain Employees.

(a)      Benefits Continuation.  Buyer agrees that, during the period commencing on the Closing Date and ending on the earlier of the first anniversary thereof and December 31, 2012 (or for such longer period as required by applicable Law or pursuant to the terms of any collective bargaining and other labor union Contracts to which the Companies are parties), (i) each Employee who continues to be employed by Buyer or its Affiliates (including the Companies) after the Closing will continue to be provided with base salary, wages or commission rates (if applicable) and annual incentive compensation opportunities that are substantially comparable in the aggregate to the base salary, wages or commission rates or annual incentive compensation opportunities in effect with respect to such Employee immediately prior to the Closing and (ii) each US Employee who continues to be employed by Buyer or its Affiliates (including the Companies) after the Closing will continue to be provided with employee benefits that are substantially comparable in the aggregate to employee benefits in effect with respect to such US Employee immediately prior to the Closing (excluding, for this purpose, any retention bonus, equity-based compensation, defined benefit pension or retiree or post-termination health, medical or other welfare or life insurance benefits).  Buyer shall honor the terms of the severance policy set forth in Section 5.6(a) of the Seller Disclosure Schedule without amendment for one year immediately following the Closing.

(b)      Foreign Benefit Plans.  Within thirty (30) days following the date hereof, the Seller Parties shall (i) furnish to the Buyer an update to Section 3.13(a) (Part II) of the Seller Disclosure Schedule, which shall set forth a complete and correct list of each material Foreign Benefit Plan, and (ii) provide to Buyer true and complete copies of, to the extent applicable (A) the current plan document including any amendment thereto, (B) the summary plan description (and any summary of material modifications) or similar document, (C) the most recent determination or opinion letter received from any the Government Entity having jurisdiction with respect to such Foreign Benefit Plan, (D) the most recent annual report or such similar report, statement or information return required to be filed with, or delivered to, any Government Entity having jurisdiction with respect to such Foreign Benefit Plan, (E) all related trust agreements, insurance contracts, annuities and other funding agreements and (F) the most recent audited financial statements and actuarial or other valuation reports.

(c)      Credited Service.  Buyer will cause each employee benefit plan or program or service-based policy of Buyer in which Employees who continue to be employed by Buyer (including the Companies) after the Closing are eligible to participate to take into account, for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) and levels of benefits thereunder, the pre-Closing service of such Employees with the Companies (including any predecessors thereto) as if such service were with Buyer to the same extent that such service was recognized by the Companies immediately prior to the Closing under the  comparable Benefit Plan; provided, that such crediting of service does not result in any duplication of benefits.

(d)      Health Benefits.  Buyer will use commercially reasonable efforts to cause each employee benefit plan or program that is a group health plan of Buyer (including the Companies) in which Employees who continue to be employed by Buyer (including the Companies) after the Closing may be eligible to participate after the Closing (a “New Plan”), to (i) waive, or cause the waiver of, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, other than limitations or waiting periods that are already in effect prior to the Closing with respect to such Employee and that have not been satisfied as of the Closing under the corresponding Benefit Plan immediately prior to the Closing; and (i) provide such Employee under a corresponding Benefit Plan with credit for any co-payments, deductibles paid and out-of-pocket expenses incurred, during the portion of the plan year under a corresponding provision of the corresponding Benefit Plan ending on the date on which participation in the New Plan begins in satisfying any applicable coinsurance, deductible or out-of-pocket requirements under any such New Plan.

(e)      Third Party Beneficiaries, etc.  Notwithstanding anything herein to the contrary, the Seller Parties and Buyer hereby acknowledge and agree that all provisions contained in this Section 5.6 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, the Companies or their respective affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other person, including, without limitation, any current or former director, officer, employee or independent contractor of any of the Companies or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Buyer or any of the Companies or any of their respective Affiliates.

Section 5.7       Ancillary Agreements; Transition Services.  (a)  At or prior to the Closing, each of the Seller Parties and Buyer shall, as applicable, and Buyer and the Seller Parties shall cause each of their respective Affiliates that is or will be a party to any Ancillary Agreements, to execute and deliver such Ancillary Agreements to which it is or will be a party.

(b)     The parties will negotiate in good faith to finalize prior to the Closing Date the applicable schedules to the Transition Services Agreement reflecting the following terms: (i) the scope of (A) the transition services to be provided by the Seller Parties or one or more of their respective Affiliates (other than the Companies) pursuant to the Transition Services Agreement shall be all services provided by the Seller Parties and their respective Affiliates (other than the Companies) to the Companies as of immediately prior to the Closing that are reasonably necessary for Buyer to operate the Business in the same manner in which it was operated immediately prior to the Closing, including the categories of services set forth on Section 5.7(b)(i) of the Seller Disclosure Schedule and (B) the transition services to be provided by Buyer or one or more of its Affiliates pursuant to the Transition Services Agreement shall be all services provided by the Companies to the Seller Parties and their respective Affiliates (other than the Companies) as of immediately prior to the Closing that are reasonably necessary for the Seller Parties and their respective Affiliates (other than the Companies) to operate their businesses in the same manner in which they were operated immediately prior to the Closing, including the categories of services set forth on Section 5.7(b)(ii) of the Seller Disclosure Schedule; (ii) such transition services will be provided for six (6) months (or any other mutually agreed period of time in respect of any particular service) following the Closing Date and (iii) the pricing for such transition services the service provider’s fully allocated costs of providing such services (including overhead).

Section 5.8       Insurance.  Following the date hereof, Buyer and the Seller Parties shall cooperate and work together in good faith to determine which blanket insurance policies of Seller Parties’ or any of their respective Affiliates’ (the “Insurance Policies”) shall cease to cover the Companies from and after the Closing. Each of Buyer and Seller Parties acknowledges that, to the maximum extent possible under the terms of the Insurance Policies, and taking into account the need for Seller Parties’ or any of their respective Affiliates to continue the coverage of such Insurance Policies with respect to themselves (as opposed to the Companies), they will cooperate to ensure that the Companies shall cease to be insured by such Insurance Policies from and after the Closing.  From and after the Closing, the Companies shall not have any liability for payments of premiums or other amounts under the insurance policies.  From and after the Closing, the Companies shall cease to be insured by the Seller Parties’ or any of their respective Affiliates’ self-insured programs.

Section 5.9       Confidentiality.  (a)  The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate.  If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)      Buyer acknowledges and agrees that any information made available to Buyer pursuant to Section 5.9(a) or otherwise by any of the Seller Parties, the Companies or any officer, director, employee, agent, representative, accountant or counsel thereof prior to the Closing shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)      From and after the Closing, (x) Buyer shall, and shall cause its Affiliates and representatives to, treat as confidential and safeguard any and all information, knowledge or data, including any Trade Secrets, relating to the business of the Seller Parties and their respective Affiliates other than the Companies that becomes known to Buyer as a result of the Transactions, except as required by Law or as otherwise agreed to by Sellers’ Representative in writing and (y) each Seller Party shall, and shall cause its respective Affiliates and representatives to, treat as confidential and safeguard any and all information, knowledge or data, including any Trade Secrets, relating to the business of Buyer and its Affiliates (including the Companies) that is known by the Seller Parties, except as required by Law or as otherwise agreed to by Buyer in writing.

(d)           Buyer and the Seller Parties acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party

(e)      In the event of a breach of the obligations hereunder by Buyer, on the one hand, or any Seller Party, on the other hand, the Seller Parties or Buyer, as the case may be, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 5.9 in any court of competent jurisdiction.

Section 5.10     Non-Solicit.

(a)      For a period of eighteen (18) months from the Closing Date, each of the Seller Parties shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly, (i) solicit any executive, managerial or other non-hourly employee of Buyer or the Companies to leave the employ of the Companies or (ii) hire any executive or managerial employee of Buyer or the Companies; provided, however, that the foregoing restriction on solicitation in clause (i) shall not apply if any such employee contacts the Seller Parties or their Affiliates in response to any general solicitation of employment not specifically directed at Employees.

(b)     Each of the Seller Parties acknowledges and agrees that its obligations set forth in this Section 5.10 are an essential element of this Agreement and that, but for the agreement of the Seller Parties in this Section 5.10, Buyer would not have entered into this Agreement.  Each of the Seller Parties and Buyer agrees that the obligations of the Seller Parties set forth in this Section 5.10 are reasonable and proper, have been negotiated fully and fairly and represent an agreement based on the totality of the Transactions.

Section 5.11     Intercompany Agreements; Intercompany Debts.  Prior to the Closing Date, the Seller Parties shall, and shall cause their respective Affiliates to, terminate all Intercompany Agreements, except for Continuing Intercompany Agreements, which shall remain in effect after the Closing Date.  The Seller Parties shall, and shall cause their respective Affiliates to, take such action and make such payments as may be necessary so that prior to the Closing Date, the Companies, on the one hand, and the Seller Parties and their respective Affiliates (other than the Companies), on the other hand, shall cancel in full, without any payment, offset or other cost, all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables, including any accrued and unpaid interest; provided, however, that this Section 5.11 shall not apply to the intercompany loans set forth on Section 5.11 of the Seller Disclosure Schedule or any intercompany loans, notes, advances, receivables or payables arising under any Continuing Intercompany Agreement.  In the event that after the Closing Date, any Intercompany Agreement or any intercompany loans, notes, advances, receivables or payables arising under any Intercompany Agreement, other than a Continuing Intercompany Agreement, is discovered to be in effect, Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, immediately cancel in full any such Intercompany Agreement with effect as of the Closing Date, without any payment, offset or other cost.

Section 5.12     Financing.

(a)      Prior to Closing, the Seller Parties shall, and shall cause the Companies to, provide to Buyer, at Buyer’s sole expense, cooperation reasonably requested by Buyer in order for Buyer to obtain the Buyer Financing and that is customary in connection with financing comparable to the Buyer Financing, including: (i) furnishing Buyer and its financing sources the financial information required by paragraph (iii) of Annex II of the Financing Commitment (all such information, the “Required Information”) within the time frames specified therein and using commercially reasonable efforts to furnish as promptly as reasonably practicable such other information as is reasonably requested by Buyer, including information reasonably requested by Buyer to enable it to prepare pro forma financial statements and projections; (ii) upon reasonable advance notice, participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders in connection with the Buyer Financing or the syndication thereof (including using commercially reasonable efforts to make officers and advisors of ISP available therefor); (iii) review and consultation with respect to the preparation of materials for rating agency presentations (it being understood that only one rating agency presentation for each of Moody’s and S&P shall be required) and a single customary bank information memorandum (as well as a public-side version thereof) required in connection with the Buyer Financing (including using commercially reasonable efforts to (x) assist Buyer in delivering such information memorandum to the Financing Sources as promptly as practicable and not later than 30 days after the date hereof and (y) cause the Companies’ accountants to cooperate in connection with any reasonable information requests with respect to financial statements of the Companies in connection with the Buyer Financing or the syndication thereof, including using commercially reasonable efforts to obtain any consents of accountants for use of their reports in any such materials, bank information memorandum and similar documents relating to the Buyer Financing) and using commercially reasonable efforts to provide all information reasonably requested for the purpose of preparation of such materials, a bank information memorandum and similar documents that is reasonably available to the Companies, including information of the type and form customarily included in information memoranda used to syndicate credit facilities of the type to be included in the Buyer Financing; provided, that any such rating agency presentations, bank information memoranda or similar documents (A) need not be issued by any of the Companies and (B) shall contain disclosure reflecting Buyer or its subsidiaries (which may include, upon the Closing, the Companies) as the obligor; (iv) assisting with the preparation of one or more credit agreements or purchase agreements or other agreements contemplated by the Financing Commitment (including any schedules, annexes or exhibits thereto and any pro forma financial statements and financial projections required to be delivered thereunder) as may be reasonably requested by Buyer; provided, that no obligation of ISP or any of its Subsidiaries under any such agreement shall be effective until the occurrence of the Closing; (v) using commercially reasonable efforts to facilitate the pledging of collateral and the granting of guarantees, in each case, in connection with the Buyer Financing and using commercially reasonable efforts to obtain customary legal opinions, other certificates and documents required from the Companies and their legal counsel in connection with the Buyer Financing; provided that no such pledge or guarantee shall become effective until the occurrence of the Closing; (vi) consent to the reasonable use of the Companies’ trademarks, service marks and logos in connection with the Buyer Financing, provided that such use shall be solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller Parties or ISP or any of its Subsidiaries or the reputation or goodwill of the Seller Parties or ISP or any of its Subsidiaries; (vii) facilitating the taking of corporate, limited liability company or similar action (subject to the occurrence of the Closing) by the Companies required to permit the completion of the Buyer Financing; (viii) facilitating the execution and delivery by the Companies (at the Closing) of definitive documents related to the Buyer Financing (including financing documents, guarantees, the pledge of collateral, customary certificates or other documents and instruments relating to the Buyer Financing as may be reasonably requested by Buyer); (ix) providing the Financing Sources all documentation and other information required by regulatory authority and as reasonably requested by Buyer with respect to the Companies under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (x) using commercially reasonable efforts to facilitate the prepayment of the outstanding extensions of credit, and termination of the commitments, under (1) the Third Amended and Restated Credit Agreement, dated as of June 4, 2007, among ISP Chemco, ISP Chemicals LLC, ISP Technologies Inc., ISP Synthetic Elastomers LP, ISP U.S. Sales LLC, each of the Subsidiary Guarantors from time to time party thereto, each of the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as issuer of letters of credit and as administrative agent and (2) the accounts receivable securitization facility of ISP Funding Corporation, established pursuant to the Amended and Restated Transfer and Administration Agreement dated as of February 26, 2010, among ISP Funding Corporation, as seller, ISP Management Company, Inc., as servicer, Starbird Funding Corporation, as initial purchaser, and BNP Paribas, as administrative agent , in each case effective as of the Closing Date, including, without limitation, the termination of all guarantees and security interests in connection therewith effective as of the Closing Date, and the delivery of customary payoff and termination documentation with respect to the foregoing as reasonably requested by Buyer, (xi) using commercially reasonable efforts to ensure that the syndication in respect of the Buyer Financing benefits materially from the existing banking relationships of the Companies; and (xii) providing, if requested by Buyer, customary authorization letters to the Financing Sources authorizing the distribution of the information relating to the Companies in any bank information memorandum to prospective lenders; provided, however, that (A) no obligation of the Seller Parties, ISP or any of their respective Affiliates under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the occurrence of the Closing, (B) nothing in this Section 5.12(a) shall require any cooperation to the extent that it would unreasonably interfere in any material respect with the business or operations of the Seller Parties, ISP or their respective Affiliates (including the Companies), (C) none of the Seller Parties or their respective Affiliates (other than the Companies upon and after the Closing) shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Buyer Financing and (D) none of the Companies shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Buyer Financing prior to the Closing. Buyer shall promptly, upon request by any Seller Party, reimburse the Seller Parties for all costs and expenses (including attorneys’ fees) reasonably incurred by the Seller Parties or their respective Affiliates (including, prior to the closing, the Companies) in connection with the cooperation contemplated by this Section 5.12(a).  Except in the case of fraud, intentional or willful misrepresentation, willful misconduct or willful concealment as determined by a final determination of a court of competent jurisdiction by or on behalf of the Seller Parties, ISP or their respective Affiliates, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of: (1) any action taken by a Seller Indemnified Party at the request of Buyer pursuant to this Section 5.12(a) or in connection with the arrangement of the Buyer Financing or (2) any information utilized in connection therewith (other than historical information related to the Companies provided to Buyer in writing by the Seller Parties or the Companies specifically for use in the Buyer Financing offering materials), and this indemnification shall survive termination of this Agreement.  All non-public information regarding the Seller Parties and their respective Affiliates provided to Buyer, its Affiliates or its representatives pursuant to this Section 5.12(a) shall be kept confidential by them in accordance with Section 5.9, except for disclosure to potential lenders or investors as required in connection with the Buyer Financing subject to customary confidentiality provisions.

(b)     Buyer shall use its reasonable best efforts to obtain the Buyer Financing on the terms and conditions described in the Financing Commitment and, if applicable, any definitive agreement relating to the Buyer Financing as promptly as reasonably practicable, including using its reasonable best efforts to (i) maintain in effect the Financing Commitment on the terms and conditions (including the flex provisions) contained therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Financing Commitment or on other terms that would not (x) reduce the aggregate amount of the Buyer Financing (including by changing the amount of fees to be paid or original issue discount of the Buyer Financing) or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Buyer Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Buyer Financing (or satisfaction of the conditions to obtaining the Buyer Financing) less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against the other parties to the Financing Commitment or the definitive agreements with respect thereto, the ability of Buyer to consummate the Transactions or the likelihood of consummation of the Transactions, (iii) satisfy (or obtain the waiver of) on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control, and (iv) comply with (or obtain the waiver thereof) its obligations under the Financing Commitment and the definitive agreements with respect thereto. Buyer shall use its reasonable best efforts to cause the lenders and the other persons providing such Buyer Financing to fund the Buyer Financing required to consummate the Transactions on the Closing Date, which efforts shall include, in the event that all conditions in the Financing Commitment have been satisfied or, upon funding, will be satisfied, litigation or other enforcement action by Buyer to cause such lenders and other persons to provide such Buyer Financing.  In the event any portion of the Buyer Financing becomes unavailable on the terms and conditions (including the flex portions) contemplated in the Financing Commitment or the definitive agreements with respect thereto, Buyer shall promptly notify the Seller Parties and, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative financing from the same or alternative sources on terms and conditions not less favorable, taken as a whole, to Buyer (taking into account the flex provisions as set forth in the Financing Commitment), in an amount sufficient to consummate the Transactions as promptly as possible.  For the avoidance of doubt, the parties agree that the Seller Parties shall cooperate with Buyer to obtain any alternative financing in the manner set forth in Section 5.12(a).

(c)      Buyer shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitment (other than in accordance with the flex portions thereof) or the definitive agreements with respect thereto without the consent of Sellers’ Representative if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Buyer Financing (including by changing the amount of fees to be paid or original issue discount of the Buyer Financing) or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Buyer Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Buyer Financing (or satisfaction of the conditions to obtaining the Buyer Financing) less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against the other parties to the Financing Commitment or the definitive agreements with respect thereto, the ability of Buyer to consummate the Transactions or the likelihood of consummation of the Transactions.  Promptly after entering into any such amendment, Buyer shall provide the Seller Parties with a copy of such executed amendment.

(d)      Buyer shall keep the Seller Parties informed on a timely basis and in reasonable detail of the status of its endeavors to arrange the Buyer Financing and shall provide to the Seller Parties copies of all executed final definitive documents related to the Buyer Financing (other than fee letters).  Without limiting the generality of the foregoing, Buyer shall give the Seller Parties prompt notice: (i) if Buyer becomes aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or any definitive document related to the Buyer Financing; (ii) of the receipt by it of any notice or other written communication from any person with respect to any: (A) actual or alleged breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Buyer Financing or any provisions of the Financing Commitment or any definitive document related to the Buyer Financing or (B) dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Buyer Financing; and (iii) if Buyer becomes aware of any event or circumstance that would reasonably be expected to cause Buyer to be unable to obtain all or any portion of the Buyer Financing on the terms (including the flex portions thereof), in the manner or from the sources contemplated by the Financing Commitment or any definitive documents related to the Buyer Financing.

(e)      Buyer acknowledges and agrees that obtaining the Buyer Financing is not a condition to the Closing.

Section 5.13     Directors and Officers.

                               (a)     Buyer acknowledges and agrees that none of Buyer or any Company, or any of their respective Affiliates, shall make any claim against, or seek any indemnification from, any present or former director or officer of any Company solely to the extent related to the execution of their duties as such up to the termination of their appointment or under, in connection with, arising out of, resulting from or in any way related to this Agreement, any Ancillary Agreement, the Transactions or the sale process leading up to the execution and delivery of this Agreement, any Ancillary Agreement and the Transactions, or otherwise.

(b)     Buyer shall not, and shall cause its Affiliates not to, without consent of Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned), amend, restate or repeal the indemnification and limitation of liability provisions of any Organizational Documents of any Company within six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who were officers and directors of such Company (in each case, when acting in such capacity) prior to or as of the Closing, unless such Organizational Document amendment, restatement or repeal is required by applicable Law.

(c)      If Buyer or any Company (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or such Company, as the case may be, shall assume all of the obligations set forth in this Section 5.13.

(d)     The parties hereby acknowledge and agree that from and after the Closing each of the present and former directors and officers identified in Section 5.13(a) shall be an express third party beneficiary of this Section 5.13.  The rights of such directors and officers under this Section 5.13 shall be in addition to any rights such directors and officers may have under the Organizational Documents of the Companies, or under any applicable contracts or Laws.

Section 5.14     Further Assurances.  The Seller Parties and Buyer (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the Transactions, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (c) not in limitation of any other provision of this Agreement, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party hereto to consummate the Transactions to be met as soon as reasonably practicable.

Section 5.15     Company Incentive Units.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Seller Parties (or, if appropriate, any committee administering the Long-Term Incentive Plans) shall adopt such resolutions and take such other actions as may be reasonably required to provide that (A) each Company Incentive Unit Award that is outstanding immediately prior to the Closing Date shall be deemed exercised by the holder thereof as of the Closing Date and settled for a cash payment in an amount which shall be determined in the sole discretion of the Seller Parties in accordance with the terms of the applicable Long-Term Incentive Plan, and (B) the amounts payable under clause (A) to a holder of such Company Incentive Units shall be paid, without interest, within sixty (60) days after the Closing Date except as may be (x) otherwise required under the applicable Long-Term Incentive Plan, (y) otherwise required under a payment election made by an individual award holder in respect of such Company Incentive Units or (z) necessary to avoid the imposition of any additional taxes or penalties under Section 409A of the Code.

Section 5.16     Section 280G Matters.  To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury regulations and rulings thereunder, prior to the Closing, the Seller Parties shall cause the Companies, with respect to such payments or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable final Treasury regulations and rulings thereunder (“Section 280G Payments”), to use reasonable best efforts to conduct a vote satisfying the requirements of Section 280G(b)(5) of the Code and the applicable final Treasury regulations and rulings thereunder, including reasonable best efforts to obtain waivers, from any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) such that if such vote is successful then no portion of the Section 280G Payments will constitute a “parachute payment” and such that the deduction of such Section 280G Payments will not be limited by the application of Section 280G(a) of the Code and the applicable final Treasury regulations and rulings thereunder.  The Seller Parties shall cause the Companies to forward to Buyer, and allow Buyer to review and comment upon, prior to submission to the stockholders of the applicable Company, copies of all material documents prepared for purposes of complying with this Section 5.16 and shall consider any such comments in good faith.  The Seller Parties shall indemnify Buyer for any deductions disallowed pursuant to Section 280G of the Code and the applicable final Treasury regulations and rulings thereunder.  The value of any deductions indemnifiable hereunder shall be calculated assuming a 35% tax rate.

Section 5.17     Letter of Credit.  At or prior to the Closing, the Seller Parties shall deliver to the Buyer one or more letters of credit to hold and to draw on in accordance with the terms of this Agreement and the terms specified on Schedule 5.17 to this Agreement and such other terms (a) that are not inconsistent with the terms set forth in Schedule 5.17 to the Agreement and reasonably satisfactory to Buyer and the Seller Parties or (b) are customary for letters of credit of a similar amount and nature.  Each of the Seller Parties and Buyer shall comply with the provisions of Schedule 5.17 for the period of time specified in Section 2 of such Schedule 5.17 of the Agreement.

Section 5.18     Excluded Subsidiaries.  Prior to the Closing, the Seller Parties shall transfer, convey and deliver, or shall cause the transfer, conveyance and delivery of, all right, title and interest to each Excluded Subsidiary to a Person other than ISP or a Subsidiary.

Section 5.19     Other Matters.  The Seller Parties and Buyer agree to the matters set forth in Schedule 5.19.

Section 5.20     Trademark License Agreement.  Immediately prior to the Closing, the Seller Parties shall cause the Trademark License Agreement to be executed by the parties thereto.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1       Conditions to the Obligations of Buyer and the Seller Parties.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a)      Antitrust Approvals.  (i) The waiting periods (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or shall have been terminated and (ii) the approval of the European Commission shall have been obtained or can be deemed to be obtained pursuant to the EC Merger Regulation.

(b)      No Prohibition.  No Law shall be in effect prohibiting the consummation of the Transactions.

Section 6.2       Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a)      Representations and Warranties.  (i) The representations and warranties of the Seller Parties set forth in clause (ii) of Section 3.19 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of the Seller Parties set forth in Section 3.1 (Organization and Qualification), only with respect to the first sentence thereof, Section 3.2 (Corporate Authorization), Section 3.4 (Ownership of Shares), Section 3.5(a) (Capitalization), only with respect to the second, third and fourth sentences thereof, Section 3.5(b) (Capitalization),  Section 3.9 (Binding Effect) and Section 3.22 (Finders’ Fees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (iii) the other representations and warranties of the Seller Parties set forth in Article III shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained herein, any materiality or “Material Adverse Effect” qualifiers that describe the contents of a section or subsection of the Seller Disclosure Schedule shall not be disregarded.

(b)     Covenants.  Each of the covenants and agreements of the Seller Parties contained in this Agreement that are to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)      Ancillary Agreements.  The Seller Parties shall have executed and delivered, and shall have caused each of their respective Affiliates who is a party to an Ancillary Agreement, to execute and deliver, the Ancillary Agreements to which the Seller Parties and each of their respective Affiliates is a party.

(d)      (i) The waiting periods (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or shall have been terminated and (ii) the approval of the European Commission shall have been obtained or can be deemed to be obtained pursuant to the EC Merger Regulation, in each case, without the imposition of a Material Detriment.

(e)      Certificate.  Buyer shall have received a certificate, signed by a duly authorized officer of Sellers’ Representative and dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3       Conditions to the Obligations of the Seller Parties.  The obligation of the Seller Parties to effect the Closing is subject to the satisfaction (or waiver), at or prior to the Closing, of each of the following conditions:

(a)      Representations and Warranties.  The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or impair Buyer’s ability to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

(b)     Covenants.  Each of the covenants and agreements of Buyer contained in this Agreement that are to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)      Ancillary Agreements.  Buyer shall have executed and delivered the Ancillary Agreements to which it is a party.

(d)     Certificate.  The Seller Parties shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1       Survival.  All representations and warranties in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 7.2(a) or Section 7.3(a) thereafter), except that (i) the representations and warranties of the Seller Parties set forth in Section 3.1 (Organization and Qualification, only with respect to the first sentence thereof), Section 3.2 (Corporate Authorization), Section 3.4 (Ownership of Shares, only with respect to the second and third sentences thereof), Section 3.5 (Capitalization), Section 3.6(c) (Subsidiaries), Section 3.9 (Binding Effect) and Section 3.22 (Finders’ Fees) (such representations and warranties, the “Seller Fundamental Representations and Warranties”) and the representations and warranties of Buyer set forth in Section 4.1 (Organization and Qualification), 4.2 (Corporate Authorization),  Section 4.6 (Binding Effect) and Section 4.7 (Finders’ Fees) (such representations and warranties, the “Buyer Fundamental Representations and Warranties”, and together with the Seller Fundamental Representations and Warranties, the “Fundamental Representations and Warranties”) shall survive forever; (ii) the representations and warranties of the Seller Parties set forth in Section 3.13 (Employee Benefits); Section 3.15 (Environmental Matters) and Section 3.17 (Labor) shall survive for a period of five (5) years from the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 7.2(a) or Section 7.3(a) thereafter) and (iii) the representations and warranties of the Seller Parties set forth in Section 3.12 (Taxes, only with respect to section (i) thereof) shall survive until the expiration of any applicable statutes of limitations (after giving effect to any extension or waivers thereof) plus sixty (60) days.  All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed.  All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing, except that the covenants and agreements set forth in Section 5.2 (Conduct of Business) shall survive the Closing for a period of twelve (12) months.  Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 7.1 will continue to survive if a written notice shall have been timely given on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII, but only with respect to matters described in such notice in reasonable detail.

Section 7.2       Indemnification by the Seller Parties.  Subject to the limitations set forth in this Article VII, each Seller Party hereby agrees that from and after the Closing it shall, jointly and severally, indemnify, defend and hold harmless, without duplication, Buyer, its Affiliates, and their respective directors, officers, shareholders, members, fiduciaries, trustees and employees (other than the Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Buyer Indemnified Parties, to the extent arising out of:

(a)      any breach of any representation or warranty made by the Seller Parties in Article III of this Agreement or any failure of any such representation and warranty (other than those expressly given as of a date specified therein) to be true and correct as of and as if made on the Closing Date (it being agreed and understood that for purpose of determining the existence of any such breach or the amount of any Loss with respect thereto, the phrases “have a Material Adverse Effect” and “had a Material Adverse Effect” and similar phrases that use the term “Material Adverse Effect” as used in the representations and warranties in Article III (other than clause (ii) of Section 3.19) shall be deemed to be replaced by the phrases “be material to the Companies, taken as a whole” and “been material to the Companies, taken as a whole”, respectively);

(b)     any breach of any covenant or agreement of the Seller Parties; or

(c)      the Excluded Subsidiaries.

Section 7.3       Indemnification by Buyer.  Subject to the limitations set forth in this Article VII, Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller Parties, their respective Affiliates, and their respective directors, officers, shareholders, trustees, members, fiduciaries and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of:

(a)      any breach of any representation or warranty made by Buyer in Article IV of this Agreement or any failure of any such representation and warranty (other than those expressly given as of a date specified therein) to be true and correct as of and as if made on the Closing Date;

(b)     any breach of any covenant or agreement of Buyer in this Agreement; or

(c)      solely in such Indemnified Party’s capacity as a stockholder, Third Party Claims arising out of such Indemnified Party’s ownership of the Shares.

Section 7.4       Limitations.

(a)      (i)  The Seller Parties shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a) unless the aggregate of all Losses therefrom exceeds an amount equal to $20,000,000 (the “Deductible”), and then only for Losses in excess of the Deductible.

                                (ii)      Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a) unless the aggregate of all Losses therefrom exceeds an amount equal to the Deductible, and then only for Losses in excess of the Deductible.

(b)     (i)  The Seller Parties shall not be liable to the Buyer Indemnified Parties with respect to the matters contained in Section 7.2(a) for any individual Loss (or series of related Losses arising from a common set of facts), unless such individual Loss (or series of related Losses arising from a common set of facts) exceeds $150,000 dollars (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible in Section 7.4(a)(i).

                                (ii)      Buyer shall not be liable to the Seller Indemnified Parties with respect to the matters contained in Section 7.3(a) for any individual Loss (or series of related Losses arising from a common set of facts), unless such individual Loss (or series of related Losses arising from a common set of facts) exceeds the Mini-Basket, and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible in Section 7.4(a)(ii).

(c)      In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties for Losses with respect to the matters contained in Section 7.2(a) exceed $300,000,000 (the “Cap”).  In no event shall Buyer’s aggregate liability to the Seller Indemnified Parties for Losses with respect to matters contained in Section 7.3(a) exceed the Cap.

(d)     Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such person or its Affiliate has actually been indemnified or reimbursed for such amount under any other provision of this Agreement or any Ancillary Agreement.

(e)      Notwithstanding anything herein to the contrary, in no event shall an Indemnifying Party be liable under this Article VII for any indirect, incidental, exemplary, punitive, special or consequential damages, other than any such damages for which an Indemnified Party is found liable to a third party through the final resolution of a Third Party Claim.

(f)      Notwithstanding anything to the contrary contained herein, the Seller Parties shall not be liable for any Losses to the extent such Losses would not have arisen but for any winding up, a change in the operation of the Companies by Buyer or its Affiliates after the date hereof, reorganization or change in ownership of any member of Buyer’s group after the date hereof.

(g)     Notwithstanding anything to the contrary contained herein, with respect to any Losses relating to a breach of the representations and warranties in Section 3.15, the Seller Parties shall not be liable for any Losses to the extent arising out of any voluntary sampling, site investigation, plant closure, decommissioning, change in use, plant reconfiguration, subsurface excavation (or any modification of operations that results in sampling, site investigation, plant closure, decommissioning, change in use, plant reconfiguration or subsurface excavation) after the Closing, except for (i) repair and maintenance activities conducted in the ordinary course of business after the Closing, or (ii) any sampling, site investigation, plant closure, decommissioning, change in use, plant reconfiguration, subsurface excavation (or any modification of operations that results in sampling, site investigation, plant closure, decommissioning, change in use, plant reconfiguration or subsurface excavation) undertaken after the Closing (A) by or on behalf of Seller Parties, the Wayne Transferee or the Linden Transferee at the Wayne Property or the Linden Property; (B) by or on behalf of Buyer pursuant to its obligations under any consent decree, consent order or other settlement agreement (or any binding agreement, if entered into by the Companies prior to the Closing Date) with any Governmental Authority or under the Transition Services Agreement with respect to the Linden Property; (C) to respond to an imminent and substantial endangerment to the environment or human health; or (D) in specific response to an inquiry, request, claim or demand by a Governmental Authority.

(h)     Notwithstanding anything herein to the contrary, the limitations set forth in Sections 7.4(a), (b) and (c) shall not apply to (i) indemnification for Taxes, which is governed exclusively, subject to Section 5.5(d), by Section 5.5(a) and (ii) any claim for indemnification arising out of, any breach of any Fundamental Representations and Warranties or any failure of any such Fundamental Representation (other than those expressly given as of a date specified therein) to be true and correct as of and as if made on the Closing Date.

(i)       Notwithstanding anything herein to the contrary, in no event shall Seller Parties’ aggregate liability under this Agreement, excluding any liability for Taxes, which is governed exclusively, subject to Section 5.5(d), by Section 5.5(a), exceed the Purchase Price (as it may be adjusted pursuant to Section 2.4).

(j)      The rights of the Buyer Indemnified Parties to indemnification pursuant to the provisions of Section 7.2, and the rights of Seller Indemnified Parties to indemnification pursuant to the provisions of Section 7.3, after the Closing shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of any representation, warranty, covenant or agreement, whether such knowledge came from Buyer, the Seller Parties, the Companies or any other Person, or any waiver of Section 6.2 or Section 6.3.

Section 7.5       Third Party Claim Indemnification Procedures.

(a)      In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are governed, subject to Section 5.5(d), by Section 5.5), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that the failure to provide such notice in a timely manner shall not release the Indemnifying Party from any of its indemnification obligations under this Article VII (i) except to the extent that the Indemnifying Party is prejudiced by such failure and (ii) except to the extent of the Indemnified Party’s expenses that are incurred during the period in which timely notice was not provided. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim provided that the Indemnifying Party may only elect to defend the Indemnified Party and assume direction and control of such defense if (i) the Third Party Claim does not seek an order, injunction or other equitable relief that if granted would be material to the Indemnified Party, (ii) the Indemnified Party shall not have reasonably concluded, based on the advice of outside counsel, that representation of both the Indemnified Party and the Indemnifying Party would be inappropriate due to actual or potential differing interests between them and (iii) the Indemnifying Party actively and diligently defends in good faith such Third Party Claim and keeps the Indemnified Party reasonably informed of the progress of such Third Party Claim; provided, further, that, from the date of such notice electing to assume the conduct and control of the defense of a Third Party Claim, the Indemnifying Party, regardless of whether it is otherwise required to indemnify the Indemnified Party hereunder with respect to such Third Party Claim, shall be responsible for the costs and fees of such Indemnified Party’s attorneys and related litigation expenses incurred by it in connection with such Third Party Claim.

(b)     In the event that the Indemnifying Party validly notifies the Indemnified Party within the Notice Period that it shall assume the defense of the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense; provided, that once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.  The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(c)      If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)     The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e)      The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)      Sellers’ Representative shall act on behalf of the Seller Parties and the Seller Indemnified Parties for purposes of this Section 7.5 for any Third Party Claim that is the subject of the indemnification provisions of this Section 7.5.

Section 7.6       Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than thirty (30) days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 7.7       Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 5.5(a), Section 7.2 or Section 7.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 7.8       Adjustments to Losses.

(a)      Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds shall be deducted.  In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)     Purchase Price Adjustment.  In calculating the amount of any Loss for which Buyer is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Loss shall be deducted to the extent reflected in the Final Statement and taken into account for any adjustment to the Purchase Price in accordance with Section 2.3, Section 2.4, Section 2.11 or Section 2.12.

(c)     Taxes.  In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) actually realized by the Indemnified Party and calculated by determining the difference in the Tax liability of the Indemnified Party “with and without” such Loss.

(d)     Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the third party in respect thereof, exceeds (ii) the full amount of the Loss.

Section 7.9       Remedies.  Except in the case of fraud and as otherwise provided in Section 9.9, the rights and remedies under this Article VII, Schedule 5.19, or, in the case of Taxes, Section 5.5, are exclusive and in lieu of any and all other rights and remedies that the Seller Parties and Buyer may have under this Agreement or otherwise against each other with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, the Companies, the Business and the Shares, in each case, and each of the Seller Parties and Buyer expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against any other party or its Affiliates now or in the future under any Law with respect to the transactions contemplated by this Agreement (which for this purpose shall exclude the transactions contemplated by the Ancillary Agreements).  Except in the case of fraud, the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the parties with respect to the transactions contemplated by this Agreement (which for this purpose shall exclude the transactions contemplated by the Ancillary Agreements).

Section 7.10     Gross-Up.  All payments made by an Indemnifying Party to an Indemnified Party in respect of a claim pursuant to Section 5.5(a), Section 7.2 or Section 7.3 hereof shall include any amount necessary to hold the Indemnified Party harmless on an after-tax basis from all Taxes, if any, required to be paid or the Tax costs incurred as a result of receiving such payment (including the payment of any gross-up determined herein by such Indemnified Party or any consolidated group of which such Indemnified Party is a member).  The amount of any Taxes under this Section 7.10 shall be the actual tax cost to the Indemnified Party determined by calculating the difference in the Tax liability of the Indemnified Party “with and without” such payment.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of the Seller Parties and Buyer;

(b)     by either Buyer, on the one hand, or the Seller Parties, on the other hand, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to November 30, 2011 (the “Outside Date”); provided further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose failure to fulfill any of such party’s obligations under or comply with the terms of this Agreement has primarily caused or resulted in the failure of the Closing to occur prior to such date; provided, further, that Buyer may not terminate the Agreement pursuant to this Section 8.1(b) at any time the Seller Parties have the right to terminate the Agreement pursuant to Section 8.1(f);

(c)     by either Buyer, on the one hand, or the Seller Parties, on the other hand, by giving written notice of such termination to the other party, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under  this Section 8.1(c) shall not be available to any party hereto whose failure to fulfill any of such party’s obligations under or comply with the terms of this Agreement has primarily caused or resulted in such order, decree, ruling or action;

(d)     by the Seller Parties if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Seller Parties (acting through Sellers’ Representative) to Buyer and (ii) one (1) Business Day prior to the Outside Date; provided, however, that the Seller Parties are not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1, Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(e)     by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Buyer to Sellers’ Representative and (ii) one (1) Business Day prior to the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1, Section 6.3(a) or Section 6.3(b) not to be satisfied; or

(f)      by the Seller Parties if (i) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Seller Parties shall have irrevocably confirmed by written notice to Buyer that all conditions set forth in Section 6.3 have been satisfied or that they are willing to waive any unsatisfied conditions in Section 6.3 and (iii) Buyer fails to consummate the Transactions within ten (10) Business Days following the date on which the Seller Parties deliver the written notice referred to in clause (ii) of this Section 8.1(f); provided that, (x) no party shall be entitled to terminate this Agreement during the eleven (11) Business Days following the delivery by the Seller Parties of the written notice referred to in clause (ii) of this Section 8.1(f) and (y) beginning on and after the fourth (4th) Business Day following the date on which the Seller Parties deliver the written notice referred to in clause (ii) of this Section 8.1(f), the representations and warranties of the Seller Parties set forth in clause (ii) of Section 3.19 shall be deemed to be true and correct in all respects for all purposes under the Agreement with respect to any Change that occurs or arises on or after such fourth (4th) Business Day (for the avoidance of doubt, Buyer and the Seller Parties agree that (A) no Changes that occur or arise after such fourth (4th) Business Day shall cause the representations and warranties of the Seller Parties set forth in clause (ii) of Section 3.19 to not be true and correct in all respects and (B) Buyer shall not be in breach of Section 2.6 until after such tenth (10th) Business Day).

Section 8.2       Effect of Termination.

(a)      In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement and the Ancillary Agreements shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the provisions of, and the obligations of the parties hereto contained in Section 3.22 (Finders’ Fees), Section 4.7 (Finders’ Fees), Section 5.9 (Confidentiality), the expense reimbursement and indemnification provisions contained in Section 5.12(a) (Financing), this Section 8.2 and Article IX (and any related definitional provisions set forth in Article I).  Notwithstanding the foregoing, nothing in this Section 8.2(a) shall relieve any party from liability for any material breach of this Agreement that arose prior to such termination.

(b)     In the event that this Agreement is terminated pursuant to Section 8.1(f), then Buyer shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid by wire transfer of immediately available funds to an account designated by Sellers’ Representative, as agent for the Seller Parties, for distribution to the Seller Parties in accordance with Section 2.10 an amount equal to $412,800,000 (the “Buyer Fee”) (it being understood that in no event shall Buyer be required to pay the Buyer Fee on more than one occasion).

(c)     The parties acknowledge that the agreements contained in Section 8.2 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to promptly pay the amount due pursuant to Section 8.2(b), and, in order to obtain such payment, the Seller Parties commence a suit that results in a judgment against Buyer for the amount set forth in Section 8.2(b), Buyer shall pay to the Seller Parties their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the Interest Rate in effect on the date such payment was required to be made through the date of payment.

(d)     Notwithstanding anything to the contrary in this Agreement, if Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.6 (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), in each case, solely as a result of a Financing Source Breach (and Buyer has complied in all material respects with Section 5.12), then, except for the Seller Parties’ right to expense reimbursement and indemnification from Buyer in accordance with Section 5.12(a) and, if the court so grants, specific performance in accordance Section 9.9, the Seller Parties’ and their respective Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing or any Financing Sources for any breach, loss or damage shall be to terminate this Agreement pursuant to Section 8.1(f) and receive payment of the Buyer Fee provided by Section 8.2(b) (plus, in the case the Buyer Fee, if any, is not timely paid, the amounts described in Section 8.2(c)) and expense reimbursement and indemnification from Buyer in accordance with Section 5.12(a), and following the receipt of such Buyer Fee (plus, in the case the Buyer Fee, if any, is not timely paid, the amounts described in Section 8.2(c)) and such expense reimbursement and indemnification from Buyer in accordance with Section 5.12(a), none of Buyer or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing or any Financing Sources will have any liability or obligation to the Seller Parties or any of their respective Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.  For the avoidance of doubt, while Seller Parties may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Buyer Fee under Section 8.2(b), under no circumstances shall Seller Parties be permitted or entitled to receive both such grant of specific performance and any money damages, including all or any portion of the Buyer Fee.

ARTICLE IX

MISCELLANEOUS

Section 9.1       Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

            Ashland Inc.
            50 East RiverCenter Boulevard,
            Covington, Kentucky 41012
            Telephone:  859-815-3333
            Telecopy:    859-815-3823
            Attn:            David L. Hausrath

With a copy to:

Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Telephone: 212-474-1000 Telecopy: 212-474-3700
Email: Attn:	swebster@cravath.com tdunn@cravath.com Susan Webster Thomas E. Dunn

To the Seller Parties and Sellers’ Representative:

Ronnie F. Heyman 667 Madison Avenue, 12th Floor New York, NY 10065 Fax: 212-821-1605

With a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Telephone: 212-558-4000
Email: Attn:	pagnanik@sullcrom.com veeraraghavank@sullcrom.com Keith Pagnani Krishna Veeraraghavan

Section 9.2       Amendment; Waiver.  Any provision of this Agreement and the Schedules and Exhibits hereto may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Seller Parties, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise specifically provided in Article VII and Section 8.1(d) hereof.

Section 9.3       No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto, except as provided in Sections 2.5 and 9.5, and any attempted or purported assignment in violation of this Section 9.3 shall be null and void.  Except as set forth in the immediately following sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Seller Parties, Sellers’ Representative, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, (i) from and after the Closing, each present and former director and officer of any Company shall be an express third party beneficiary of Section 5.13 and (ii) the Financing Sources shall be third party beneficiaries of the provisions of Sections 8.2(a), 8.2(d) and 9.8 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury).  Notwithstanding anything to the contrary contained herein, Section 8.2(a), 8.2(d), this Section 9.3 and Section 9.8 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury) (and any provisions of this Agreement to the extent a modification, waiver or termination of such provisions would modify the substance of Section 8.2(a), Section 8.2(d), this Section 9.3 or Section 9.8 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury)) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.4       Entire Agreement.  This Agreement (including the Seller Disclosure Schedule, the Buyer Disclosure Schedule and all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

Section 9.5       Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6       Public Disclosure.  Notwithstanding anything to the contrary contained herein (but subject to the second sentence of this Section 9.6), from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by both parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary, contained herein, the foregoing sentence shall not apply to announcements or communications that Buyer determines in good faith are required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of Buyer are listed; provided, however, that such announcement or communication shall be made after consultation with Sellers’ Representative and after taking into account the reasonable requirements of Sellers’ Representative as to timing content and manner of making such announcement or communication.

Section 9.7       Expenses.

(a)      Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses; provided, that (i) at or prior to the Closing, the Seller Parties may cause any Company to pay any of such expenses accrued to the Seller Parties or any of their respective Affiliates on its behalf (in which case such payment shall be made before 12:01 a.m. on the Closing Date) and (ii) Buyer or its Affiliates shall not be entitled to use any assets of any Company to pay any of such expenses accrued to Buyer or any of its Affiliates until after the Closing (and, for the avoidance of doubt, any expenses of Buyer or its Affiliates shall not be taken into account for purposes of adjustments under Section 2.3, Section 2.4, Section 2.11 and Section 2.12).

(b)     Notwithstanding anything to the contrary herein, Buyer shall bear all filing fees and other out-of-pocket costs (but not the fees and expenses of the Seller Parties’ legal counsel) relating to any filings (including submissions of additional information or documentary material) made pursuant to Section 5.3(b) and Section 5.3(e); provided, that if this Agreement is terminated or the Transactions fail to be consummated for any reason, other than in the case of termination of this Agreement by the Seller Parties pursuant to Section 8.1(d) or Section 8.1(f), then Buyer, on the one hand, and the Seller Parties, on the other hand, shall bear such fees and costs equally.  Buyer shall bear any and all costs, penalties and fines resulting from the failure to make any such filing (including a submission of additional information or documentary material) to the extent such failure is attributable to Buyer.  For the avoidance of doubt, Buyer shall have no right to seek indemnification or reimbursement, make any other claim or adjust the Purchase Price under Section 2.3, Section 2.4, Section 2.11 or Section 2.12) for any reason in connection with this Section 9.7(b).

Section 9.8       Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the courts of the State of Delaware and the Federal courts of the United States located in the State of Delaware (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements, each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitment or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court (or, in the case of any suit, action or proceeding arising out of or relating to any Delaware Interpretation Provision (as defined in the Financing Commitment), in the event that a concurrent suit, action or proceeding brought by the Seller Parties against the Buyer is pending in any Delaware State court or Federal court sitting in the State of Delaware, such Delaware State court or Federal court sitting in the State of Delaware), and each of the parties hereto waives any right to a jury trial in any such action, cause of action, claim, cross-claim or third-party claim..

Section 9.9       Specific Performance.  The parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any party should default in the performance of its obligations under this Agreement.  Accordingly, in the event of any such breach, the non-defaulting party shall be entitled to equitable relief (if the court so grants), without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including causing Buyer to enforce its rights under any Financing Commitment in accordance with Section 5.12) to prevent breaches of this Agreement and to order the defaulting party to affirmatively carry out its obligations under this Agreement, and such defaulting party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity.  Subject to Section 8.2(d), such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach.  Each party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.  Notwithstanding the foregoing, it is explicitly agreed that the Seller Parties shall be entitled to seek specific performance to cause Buyer to consummate the Transactions only in the event that (i)  all conditions in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the financing provided for by the Financing Commitment (as it may be amended, modified or waived pursuant to Section 5.12) (or, if alternative financing is being used in accordance with Section 5.12, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing, and (iii) the Seller Parties have irrevocably confirmed that if specific performance is granted and the Buyer Financing is funded, then the Closing pursuant to Article II will occur.  The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either party, each of whom, subject to Section 8.2, expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other parties under this Agreement prior to the Closing.

Section 9.10     Disclosure Schedules.  The disclosure of any matter in any section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, shall be deemed to be a disclosure to each other section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, if the relevance of such disclosure to such other sections and subsections is reasonably apparent in light of the form and substance of the disclosure made.  The mere inclusion of any item in any section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the Seller Parties or Buyer, as applicable, or to otherwise imply, that any such item has had or is reasonably expected to have a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  The sections or subsections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement.  Matters disclosed in any section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 9.11     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 9.12     Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Remainder of Page Intentionally Left Bank]

                IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

/s/ Ronnie F. Heyman
Ronnie F. Heyman, not individually but solely in her capacity as Investment Adviser of The Horizon Holdings Residual Trust and in her capacity as Trustee of the Lazarus S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, the Eleanor S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, the Jennifer L. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, the Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, the Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman, the Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman, the Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman, and the Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman

RFH INVESTMENT HOLDINGS LLC

By:	/s/ Ronnie F. Heyman
Name: Ronnie F. Heyman
Title: Member

ASHLAND INC.

By:	/s/ Lamar M. Chambers
Name: Lamar M. Chambers
Title: Senior Vice President and Chief Financial Officer

By:	/s/ Ronnie F. Heyman
Ronnie F. Heyman, not individually but solely in her capacity as Seller’s Representative.